Exhibit 10.1

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Canopy USA, LLC

(A Delaware Limited Liability Company)

Effective as of April 30, 2024

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE STATE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND/OR SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR APPLICABLE STATE SECURITIES LAWS AND/OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Second Amended and Restated Limited Liability Company Agreement of Canopy USA, LLC, a Delaware limited liability company (the “Company”), is entered into as of April 30, 2024 by and among the Company, the Members executing this Agreement as of the date hereof (collectively, the “Initial Members”), and each other Person who after the date hereof becomes a Member of the Company and becomes a party to this Agreement by executing a Joinder Agreement.

RECITALS

1.            WHEREAS, the Company has been formed as a limited liability company in accordance with the Delaware Act (defined below); and

2.            WHERAS, the Company and EB Transaction Corp. entered into a Limited Liability Company Agreement dated as of September 1, 2022 (the “Original Limited Liability Company Agreement”); and

3.            WHERAS, the Company and the Initial Members entered into an Amended and Restated Limited Liability Company Agreement dated as of May 19, 2023 (the “May 2023 Limited Liability Company Agreement”); and

4.            WHEREAS, the Company and the Initial Members wish to amend and restated the terms of the May 2023 Limited Liability Company Agreement; and

5.            WHEREAS, the Initial Members agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Acreage” has the meaning set forth in Section 3.06(a).

“Acreage Acquisition” has the meaning set forth in Section 3.06(a).

“Acreage Acquisition Valuation” means the product obtained by multiplying the Acreage Valuation by the percentage of the issued and outstanding shares of Acreage that are held by the Company as of the date of the Acreage Acquisition.

“Acreage Purchase Price” means the product obtained by multiplying the total number of Canopy Shares issued by Canopy in connection with the Acreage Acquisition by the closing price of the Canopy Shares on the stock exchange with the highest volume of trading of Canopy Shares on the date immediately prior to the Acreage Acquisition.

“Acreage Valuation” has the meaning set forth in Section 3.06(a).

“Actual Canopy Issued Exchangeable Shares” means the quotient obtained by dividing the Acreage Purchase Price by the Fair Market Value of the Shares on the closing date of the Acreage Acquisition.

“Adjustment Shares” means the number obtained by subtracting the total number of Aggregate Canopy Exchangeable Shares and the total number of issued and outstanding Class A Shares at the applicable time from the total number of Target Outstanding Shares.

“Affected Manager” has the meaning set forth in Section 7.12.

“Affected Member” has the meaning set forth in Section 4.14.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; provided, however, that a Person that, directly or indirectly, owns or controls 25% or more of any voting securities, partnership, or other interests that provide the ability to cause the direction of the management and policies of such Person shall be deemed to control such other Person; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as executed, which amends and restated the May 2023 Limited Liability Company Agreement, and as it may be amended, modified, supplemented, or restated from time to time, as provided herein.

“Aggregate Canopy Exchangeable Shares” means the sum of (i) the total number of Actual Canopy Issued Exchangeable Shares plus (ii) the total number of Exchangeable Shares held by Canopy Sub prior to the closing date of the Acreage Acquisition.

“Announcement” has the meaning set forth in Section 12.02.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory, or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Board” has the meaning set forth in Section 7.01.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required to close.

“Calculated Canopy Percentage Ownership” means the quotient obtained by dividing the total number of Implied Canopy Shares by the total number of Implied Company Outstanding Shares.

“Cannabis” shall mean any of the following:

(i)      any plant or seed, whether live or dead, from any species or subspecies of genus Cannabis, including Cannabis sativa, Cannabis indica and Cannabis ruderalis, Marijuana and any part, whether live or dead, of the plant or seed thereof, including any stalk, branch, root, leaf, flower, or trichome;

(ii)     any material obtained, extracted, isolated, or purified from the plant or seed or the parts contemplated by clause (i) of this definition, including any oil, cannabinoid, terpene, genetic material or any combination thereof;

(iii)    any organism engineered to biosynthetically produce the material contemplated by clause (ii) of this definition, including any micro-organism engineered for such purpose;

(iv)    any biologically or chemically synthesized version of the material contemplated by clause (ii) of this definition or any analog thereof, including any product made by any organism contemplated by clause (iii) of this definition; and

(v)     any other meaning ascribed to the term “cannabis” under United States or Canadian Cannabis Codes;

“Cannabis Act” means an act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and other Acts, S.C. 2018, c. 16, as amended from time to time.

“Cannabis Code” means any laws or regulations promulgated or enacted by state or local jurisdiction in which the Company or its Subsidiaries have operations pertaining to cannabis cultivation, dispensing, sale, storage, manufacturing, distribution, transporting, testing or other commercial cannabis activities within its respective jurisdiction including the Cannabis Act, Cannabis Regulations, the Controlled Drugs and Substances Act (Canada) and the Controlled Substances Act (United States), but excluding requirements in the organizational documents of any person.

“Cannabis Regulations” means Cannabis regulations under the Cannabis Act, as amended from time to time, and all other regulations made from time to time under any other applicable legislation in any applicable jurisdiction with respect to Cannabis Activities.

“Cannabis Regulatory Body” means all applicable state and local licensing authorities with authority under a Cannabis Code, as the case may be.

“Canopy” means Canopy Growth Corporation.

“Canopy Shares” means the common shares in the capital of Canopy.

“Canopy Sub” means 11065220 Canada Inc.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the value of any property contributed to the Company by such Member.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries; (b) a sale resulting in no less than a majority of the Voting Shares being held by a Person other than a Member who was a Member immediately prior to the sale; or (c) a merger, consolidation, recapitalization, or reorganization of the Company with or into a Person that results in the inability of the Members to designate or elect a majority of the Managers (or the board of directors (or its equivalent) of the resulting entity or its parent company).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Subsidiary” means a Subsidiary of the Company.

“Confidential Information” has the meaning set forth in Section 12.02.

“Covered Person” has the meaning set forth in Section 11.01(a).

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18- 101, et seq.

“Distribution” means a distribution made by the Company to a Member, whether in cash, property, or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Shares; (b) any recapitalization or exchange of securities of the Company; or (c) any subdivision (by a split of Shares or otherwise) or any combination (by a reverse split of Shares or otherwise) of any outstanding Shares.

“Distribute” when used as a verb shall have a correlative meaning.

“Distribution Ceiling” means, as at any time that a Distribution is declared by the Board, the maximum amount of a Distribution such that following the Distribution the Company remains solvent (as determined by the Board).

“Distribution Ceiling Pro Rata Amount” means the maximum amount of a Distribution that any Share may receive pursuant to the Distribution Ceiling, assuming the conversion of the Exchangeable Shares pursuant to Section 3.04(d). For the avoidance of doubt, while no Distribution shall actually be paid to any Member holding Exchangeable Shares, the Board shall determine the Distribution Ceiling Pro Rata Amount as if any and all Exchangeable Shares issued and outstanding at the time of determination had been converted into Class A Shares.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Fair Market Value” means the fair market value of a Share as determined through an appraisal, assuming that the Company was offered for sale in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller (which for greater certainty, in the applicable circumstances shall mean the Company/Board, on the one hand, and a majority of the holders of Class A Shares, on the other hand) each acting prudently and knowledgeably, and assuming the price per Share is not affected by undue stimulus at such time or any control or voting rights premium, all on the basis of the long-term value of the Company as opposed to being determined by short-term market conditions. Implicit in this definition is the consummation of a sale as of the date the day prior to an automatic divestiture pursuant to Section 4.14 and the passing of title from the seller to the buyer whereby: (i) the buyer and seller are typically motivated; (ii) both parties are well informed or well advised and acting in what they consider their own best interests; (iii) a reasonable time is allowed for exposure in the open market; (iv) payment is made in cash; and (v) the price per Share represents the normal consideration for the Company, on a per Share basis, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale, but taking into account the assumption by the buyer of any financing to the extent that it may be assumed by the buyer. The buyer and seller shall jointly select an independent appraiser. In the event the buyer and seller are unable to agree upon an independent appraiser, the buyer and seller shall each select one independent appraiser who shall determine the Fair Market Value. In the event that the appraisers’ determinations of the Fair Market Value differ by 15% or less compared to the lower of the two values, the Fair Market Value shall be the average of the two. In the event that the appraisers’ determinations of the Fair Market Value differ by more than 15% compared to the lower of the two values, then the two appraisers shall jointly select a third appraiser. If the two appraisers are unable jointly to select a third appraiser, either the buyer or the seller may, upon written notice to the other, apply to the presiding judge of a court of competent jurisdiction for the selection of the third appraiser and who shall be selected from a list of names of independent appraisers submitted by the buyer and seller. Such third appraiser will independently determine the Fair Market Value. If the third appraiser’s determination of the Fair Market Value is less than, or greater than, both of the first two values, the third appraiser’s determination of the Fair Market Value shall be disregarded and the Fair Market Value will be the average of the first two appraisers’ determinations of the Fair Market Value; or is equal to one of the first two appraisers’ determinations of the Fair Market Value or in between the first two values, the Fair Market Value will be the average of the three values. The cost of the appraiser (x) appointed the buyer shall be borne by the buyer, (y) appointed by the seller shall be borne by seller and (z) appointed by the two appraisers, if any, shall be shared equally by the buyer and the seller.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Implied Canopy Shares” means the sum of (i) the quotient obtained by dividing the Acreage Acquisition Valuation by the Fair Market Value of the Shares plus (ii) the total number of Exchangeable Shares held by Canopy Sub prior to the closing date of the Acreage Acquisition.

“Implied Company Outstanding Shares” means the sum of (i) the total number of Implied Canopy Shares plus (ii) the total number of issued and outstanding Class A Shares as of the applicable date.

“Initial Members” has the meaning set forth in the Preamble.

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“Lien” means any mortgage, pledge, security interest, option, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

“Liquidator” has the meaning set forth in Section 10.03(a).

“Losses” has the meaning set forth in Section 11.03(a).

“Manager” has the meaning set forth in Section 7.01.

“Managers Schedule” has the meaning set forth in Section 7.03(d).

“Member” means (a) each Initial Member; and (b) each Person who is hereafter admitted as a Member by holding Shares (i.e., a shareholder) in accordance with the terms of this Agreement and the Delaware Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Shares. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Members Schedule” has the meaning set forth in Section 3.01.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (based on the type, class, or series of Share or Shares held by such Member), as applicable, to (a) such Member’s Distributive share of the assets of the Company; (b) vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement; and (c) any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.

“Officers” has the meaning set forth in Section 7.07.

“Original Limited Liability Company Agreement” has the meaning set forth in the Recitals.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Pro-rata Adjustment Shares” means the product obtained by multiplying the total number of Adjustment Shares by the pro-rata ownership of the applicable holder of Class A Shares immediately prior to the Acreage Acquisition.

“Protection Agreement” means that certain Second Amended and Restated Protection Agreement entered into by and between the Company, Canopy Sub, and Canopy and attached hereto as Exhibit C.

“Removal Event” has the meaning set forth in Section 7.12.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Secretary of State” has the meaning set forth in Section 2.01(a).

“Securities Act” means the Securities Act of 1933.

“Share” means a measure representing a fractional part of the Membership Interests of the Members and shall include all types, classes, and series of Shares, including the Class A Shares, the Class B Shares and the Exchangeable Shares; provided, that any type, class, or series of Shares shall have the privileges, preference, duties, liabilities, obligations, and rights set forth in this Agreement with respect to such type, class, or series of Shares and the Membership Interests represented by such type, class, or series of Share shall be determined in accordance with such privileges, preference, duties, liabilities, obligations, and rights.

“Share Purchase Agreement” means the Company’s standard form of Share Purchase Agreement, attached hereto as Exhibit B and the substantially similar final version entered into by the Company and any Person pursuant to which such Person acquires Shares in the Company.

“State and/or Local Cannabis Regulations” means any criminal, civil or administrative statute, regulation, ordinance, decree, court order or other proclamation having the force of law, enacted, adopted or issued by any state Government Authority or local Government Authority in the United States pertaining to the criminalization, decriminalization, regulation, or licensing of medical and/or recreational Cannabis sales, consumption, cultivation, distribution, or storage.

“State and/or Local Cannabis License” means any license required by a state or municipality in order to operate a Cannabis business or to own or lease property used by a Cannabis business within that state or municipality’s jurisdiction.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Target Outstanding Shares” means the quotient obtained by dividing the total number of Aggregate Canopy Exchangeable Shares by the Calculated Canopy Percentage Ownership.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any Shares owned by a Person or any interest (including a beneficial interest) in any Shares owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Triggering Event Date” means the date that the NASDAQ Stock Market or The New York Stock Exchange permit the listing of companies that consolidate the financial statements of Persons that cultivate, distribute or possess marijuana (as defined in 21 U.S.C 802) in the United States.

“Underlying Company Subject Matter” has the meaning set forth in Section 7.13.

“Voting Members” has the meaning set forth in Section 4.07(b).

“Voting Shares” has the meaning set forth in Section 4.07(a).

“Wana Investor” means, collectively, Nancy Whiteman and her Affiliates.

“WW” means, collectively, Mountain High Products, LLC, Wana Wellness, LLC and The Cima Group, LLC.

Section 1.02      Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and gender-neutral forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

ORGANIZATION

Section 2.01      Formation.

(a)            The Company was formed on September 1, 2022, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware (the “Secretary of State”).

(b)            This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02      Purpose. The business of the Company will be to carry on any lawful business or activity, and to have and exercise all of the powers, rights and privileges which a limited liability company organized pursuant to the Delaware Act may have and exercise.

Section 2.03      Name. The name of the Company shall be Canopy USA, LLC.

Section 2.04      Principal Place of Business. The principal place of business of the Company will be established and maintained at 35715 Hwy 40, Ste D102, Evergreen, Colorado 80439, or at such other or additional place or places as the Board may determine from time to time.

Section 2.05      Registered Office and Registered Agent. The registered agent of the Company for the service of process and the registered office of the Company in the State of Delaware will be that person and location reflected in the Certificate. The Board may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act for any reason or the registered office should change, the Board will promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

Section 2.06      Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with the provisions of ARTICLE X and the Delaware Act.

ARTICLE III

SHARES

Section 3.01      Shares Generally. The Membership Interests of the Members shall be represented by issued and outstanding Shares, which may be divided into one or more types, classes, or series. Each type, class, or series of Shares shall have the privileges, preference, duties, liabilities, obligations, and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class, or series. The Board shall maintain a schedule of all Members, their respective mailing addresses, and the amount and type, class, or series of Shares held by them (the “Members Schedule”), and shall be updated by the Board from time to time upon the issuance or Transfer of any Shares to any new or existing Member in accordance with this Agreement. A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Schedule A. So long as any pledge or hypothecation of any Exchangeable Shares is in effect, the Company shall not elect for the Exchangeable Shares to be considered securities governed by Article 8 of the Uniform Commercial Code (as in effect in any relevant jurisdiction) without the prior written consent of all pledgees of such Exchangeable Shares.

Section 3.02     Authorization and Issuance of Class A Shares. The Company is hereby authorized to issue an unlimited number of Shares designated as Class A Shares (“Class A Shares”).

(a)            Voting Rights. The holders of Class A Shares shall be entitled to receive notice of and to attend all meetings of the Members of the Company and to one vote in respect of each Class A Share held at all such meetings.

(b)            Distributions. The holders of Class A Shares shall be entitled to receive such distributions (if any) as the Board may in their discretion declare. The holders of Class A Shares and the holders of Class B Shares shall be entitled to share equally, Share for Share, in any distribution declared by the Board.

(c)            Dissolution. In the event of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its Members for the purpose of winding-up its affairs, the holders of Class A Shares and the holders of Class B Shares shall be entitled to share equally, Share for Share, in any distribution of the assets and property of the Company.

(d)            Automatic Conversion. Each issued and outstanding Class A Share shall automatically, without any action on behalf of the holder, be exchanged for one Class B Share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class B Shares, in such manner as the Board may determine to be equitable in the circumstances, acting in good faith (the “Conversion Ratio”) immediately upon conversion of all of the issued and outstanding Exchangeable Shares into Class B Shares (the “Conversion Event”); provided that in the event that the former holders of Class A Shares, in the aggregate, at the time of such Conversion Event would own less than 10.0% of the issued and outstanding Class B Shares, the Conversion Ratio will be increased such that the former holders of Class A Shares will own 10.0% of the issued and outstanding Class B Shares immediately following the Conversion Event. Upon the occurrence of the Conversion Event, the Company shall deliver notice in writing to each holder of Class A Shares accompanied by a certificate or certificates representing the Class B Shares or, if uncertificated, such other evidence of ownership as the Company may determine. All Class A Shares shall automatically be cancelled as of the occurrence of the Conversion Event.

(e)            Subdivision or Consolidation. No subdivision or consolidation of the Class A Shares may be carried out unless, at the same time, the Exchangeable Shares and the Class B Shares are subdivided or consolidated in a manner so as to preserve the relative rights of the holders of each class of securities.

(f)            Authorized Capital. Immediately following the completion of the Conversion Event, the authorized capital of the Company shall be automatically amended by deleting all of the authorized but unissued Class A Shares together with its rights, privileges, restrictions and conditions attached thereto. The authorized capital of the Company, after giving effect to the foregoing, shall consist of an unlimited number of Class B Shares.

Section 3.03     Authorization and Issuance of Class B Shares. The Company is hereby authorized to issue an unlimited number of Shares designated as Class B Shares (“Class B Shares”).

(a)            Voting Rights. The holders of Class B Shares shall be entitled to receive notice of and to attend all meetings of the Members and to one vote in respect of each Class B Share held at all such meetings.

(b)            Distributions. The holders of Class B Shares shall be entitled to receive such distributions (if any) as the Board may in their discretion declare. The holders of Class A Shares and the holders of Class B Shares shall be entitled to share equally, Share for Share, in any distribution declared by the Board.

(c)            Dissolution. In the event of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its Members for the purpose of winding-up its affairs, the holders of Class A Shares and the holders of Class B Shares shall be entitled to share equally, Share for Share, in any distribution of the assets and property of the Company.

(d)            Authorized Capital. No Class B Shares may be issued by the Company prior to the Conversion Event other than pursuant to a conversion of Exchangeable Shares or Class A Shares for Class B Shares.

Section 3.04     Authorization and Issuance of Exchangeable Shares. The Company is hereby authorized to issue an unlimited number of Shares designated as Exchangeable Shares (“Exchangeable Shares”).

(a)            Voting Rights. The holders of Exchangeable Shares shall not be entitled to receive notice of, attend, or vote at meetings of the Members; provided that the holders of Exchangeable Shares shall, however, be entitled to receive notice of meetings the Members called for the purpose of authorizing the dissolution of the Company or the sale of its undertaking or assets, or a substantial part thereof, but holders of Exchangeable Shares shall not be entitled to vote at such meetings of the Members.

(b)            Distributions. The holders of the Exchangeable Shares shall not be entitled to receive any distributions.

(c)            Dissolution. In the event of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its Members for the purpose of winding-up its affairs, the holders of the Exchangeable Shares shall not be entitled to receive any amount, property or assets of the Company.

(d)            Exchange Right. Each issued and outstanding Exchangeable Share may at any time following the Triggering Event Date at the option of the holder, be exchanged for one Class B Share. The conversion right may be exercised at any time and from time to time following the Triggering Event Date by notice in writing delivered to the Company accompanied by the certificate or certificates representing the Exchangeable Shares or, if uncertificated, such other evidence of ownership as the Company may require, in respect of which the holder wishes to exercise the right of conversion. The notice must be signed by the registered holder of the Exchangeable Shares in respect of which the right of conversion is being exercised or by his, her or its duly authorized attorney and must specify the number of Exchangeable Shares which the holder wishes to have converted. Upon receipt of the conversion notice and share certificate(s) or other evidence of ownership satisfactory to the Company, the Company will issue a share certificate or other evidence of ownership representing Class B Shares on the basis set out above to the registered holder of the Exchangeable Shares. If fewer than all of the Exchangeable Shares represented by a certificate accompanying the notice are to be exchanged, the holder is entitled to receive a new certificate or, if uncertificated, such other evidence of ownership as the Company may determine, representing the shares comprised in the original certificate which are not to be converted. Exchangeable Shares converted into Class B Shares hereunder will automatically be cancelled.

(e)            Subdivision or Consolidation. No subdivision or consolidation of the Exchangeable Shares may be carried out unless, at the same time, the Class A Shares and the Class B Shares are subdivided or consolidated in a manner so as to preserve the relative rights of the holders of each class of securities.

(f)            Authorized Capital. Immediately following the completion of the Conversion Event, the authorized capital of the Company shall be automatically amended by deleting all of the authorized but unissued Exchangeable Shares together with its rights, privileges, restrictions and conditions attached thereto. The authorized capital of the Company, after giving effect to the foregoing, shall consist of an unlimited number of Class B Shares.

Section 3.05      Certification of Shares.

(a)            The Board in its sole discretion may, but shall not be required to, issue certificates to the Members representing the Shares held by such Members.

(b)            In the event that the Board shall issue certificates representing Shares in accordance with Section 3.05(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Shares shall bear a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 3.06      Acreage Adjustment

(a)            Promptly, and in any event within 15 days, following the closing of the acquisition (the “Acreage Acquisition”) by the Company of at least a majority of the shares of Acreage Holdings, Inc. (“Acreage”), an independent appraiser, appointed by the Company will determine the fair market value of Acreage (inclusive of any loans, liabilities and obligations of Acreage that may be extinguished through the acquisition by the Company of the issued and outstanding shares of Acreage) as at the date immediately preceding the Acreage Acquisition (the “Acreage Valuation”), where the Acreage Valuation will be prepared on the basis that Acreage was offered for sale in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus at such time or any control or voting rights premium, all on the basis of the long-term value of Acreage as opposed to being determined by short-term market conditions. Implicit in this definition is the consummation of a sale as of the date that the Company completed the Acreage Acquisition whereby: (i) the buyer and seller are typically motivated; (ii) both parties are well informed or well advised and acting in what they consider their own best interests; (iii) a reasonable time is allowed for exposure in the open market; (iv) payment is made in cash; and (v) the price represents the normal consideration for Acreage unaffected by special or creative financing or sales concessions granted by anyone associated with the sale, but taking into account the assumption by the buyer of any financing to the extent that it may be assumed by the buyer.

(b)            In the event that the Acreage Acquisition Valuation is less than the Acreage Purchase Price, the number of Shares held by all of the holders of Class A Shares, shall be adjusted in accordance with Section 3.06(c). For greater certainty, in no circumstances shall there be an adjustment to the number of Shares held by either Canopy Sub or the holders of the Class A Shares in the event that the Acreage Acquisition Valuation is equal to or greater than the Acreage Purchase Price.

(c)            In the event that the Acreage Acquisition Valuation is less than the Acreage Purchase Price, such number of additional Class A Shares shall be issued to the holders of the Class A Shares, as is equal to such holder’s number of Pro-rata Adjustment Shares, which shall be determined in accordance with the following formula:

PAS = AS * P

where,

ACE = ACIE + E

ACIE = APP / FMV

AS = TO - ACE - A

CC% = ICS / ICOS

ICOS = ICS + A

ICS = (AAV / FMV) + E

TO = ACE / CC%

For the purposes of the foregoing formulas, the following legend shall apply:

(i)            “A” means the total number of issued and outstanding Class A Shares at the applicable time;

(ii)	“AAV” means the Acreage Acquisition Valuation;

(iii)	“ACE” means the Aggregate Canopy Exchangeable Shares;

(iv)	“ACIE” means the Actual Canopy Issued Exchangeable Shares;

(v)	“APP” means the Aggregate Purchase Price;

(vi)	“AS” means the Adjustment Shares:

(vii)	“CC%” means the Calculated Canopy Percentage Ownership;

(viii)        “E” means the total number of Exchangeable Shares held by Canopy Sub prior to the closing date of the Acreage Acquisition;

(ix)           “FMV” means the Fair Market Value of the Shares on the closing date of the Acreage Acquisition;

(x)	“ICS” means the Implied Canopy Shares;

(xi)	“ICOS” means the Implied Company Outstanding Shares;

(xii)         “P” means the pro-rata ownership of the applicable holder of Class A Shares prior to the Acreage Acquisition;

(xiii)        “PAS” means the Pro-rata Adjustment Shares issuable to a holder of Class A Shares; and

(xiv)	“TO” means the Target Outstanding Shares.

ARTICLE IV

MEMBERS

Section 4.01     Admission of New Members.

(a)            New Members may be admitted from time to time in connection with (i) an issuance of Shares by the Company in accordance with the provisions of this Agreement, and (ii) a Transfer of Shares, subject to compliance with the provisions of ARTICLE VIII.

(b)            In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Shares, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of the Members Schedule by the Board and the satisfaction of any other applicable conditions as may reasonably be deemed necessary or appropriate by the Board, including, if applicable, the receipt by the Company of payment for the issuance of the applicable Shares and the delivery of any certificate representing the Transferred Shares, duly endorsed to the Transferee to which the Transferred Shares are to be Transferred, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her, their, or its Shares.

Section 4.02     Representations and Warranties of Members. By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Members, whether admitted as of the date hereof or pursuant to Section 4.01, represents and warrants to the Company and acknowledges that:

(a)            The Shares have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering, and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b)            Such Member (i) is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, and (ii) agrees to furnish any additional information requested by the Company to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Shares;

(c)            Such Member’s Shares are being acquired for such Member’s own account solely for investment and not with a view to resale or distribution thereof;

(d)            Such Member has been advised to obtain independent counsel to advise such Member individually in connection with the drafting, preparation, negotiation, and/or review of this Agreement and, if applicable, the Joinder Agreement. Such Member has conducted such Member’s own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and the Company Subsidiaries and such Member acknowledges having been provided adequate access to the personnel, properties, premises, and records of the Company and the Company Subsidiaries for such purpose;

(e)            The determination of such Member to acquire Shares has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and the Company Subsidiaries that may have been made or given by any other Member or the Company or by any of their Affiliates or Representatives;

(f)            Such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(g)            Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(h)            The execution, delivery, and performance of this Agreement or the Joinder Agreement by such Member (i) if it is an entity, have been duly authorized by all requisite entity action on the part of such Member and do not require such Member to obtain any consent or approval that has not been duly obtained; and (ii) do not contravene in any material respect or result in a default under (A) any provision of any law or regulation applicable to such Member; (B) if such Member is an entity, its governing documents; or (C) any agreement or instrument to which such Member is a party or by which such Member is bound;

(i)            This Agreement is valid, binding, and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity);

(j)            The Member has reviewed the Protection Agreement and acknowledges and agrees to the restrictions of the Company set forth in the Protection Agreement; and

(k)            Neither the Member, nor, to the knowledge of the Member, any member, stockholder, other equityholder, officer, director, manager, or agent of the Member, has been deemed, by an unappealable determination by a Governmental Authority or court of competent jurisdiction that was opining specifically on the topic of Cannabis businesses and/or any State and/or Local Cannabis License, to be unfit to have an ownership or economic interest in a Cannabis business if such unfitness could be adverse to the issuance or maintenance of any State and/or Local Cannabis Licenses.

None of the foregoing shall replace, diminish, or otherwise adversely affect any Member’s representations and warranties made by such Member in any Share Purchase Agreement.

Section 4.03      No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or of any Company Subsidiaries or other Members, whether arising in contract, tort, or otherwise, solely by reason of being a Member.

Section 4.04      No Withdrawal. Except as set forth in Section 4.14-4.16 below, so long as a Member continues to hold any Shares, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Shares, such Person shall no longer be a Member.

Section 4.05      Death. The death of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Shares owned by the deceased Member shall automatically be Transferred to such Member’s executors, administrators, testamentary trustees, legatees, distributees, or beneficiaries, as applicable; provided, that within a reasonable time after such Transfer, the Transferees shall sign a written undertaking substantially in the form of the Joinder Agreement and take any other action required under Section 4.01(b) as a condition to their admission as a Member.

Section 4.06     Voting.

(a)            Except as otherwise provided by this Agreement (including Section 4.01, Section 4.02, Section 4.03, Section 7.02, and Section 12.11) or as otherwise required by the Delaware Act or Applicable Law:

(i)            each Member shall be entitled to one vote per Class A Share and one vote per Class B Share on all matters upon which the Members have the right to vote under this Agreement; and

(ii)	the Exchangeable Shares shall not confer any voting rights.

Section 4.07     Meetings.

(a)            As used herein, the term “Voting Shares” shall mean both Class A Shares and Class B Shares:

(b)            Meetings of the Members may be called by (i) the Board or (ii) by a Member or group of Members holding more than 50% of the relevant Voting Shares. Only Members who hold the relevant Voting Shares (“Voting Members”) shall have the right to attend meetings of the Members; provided, however, that Members holding Exchangeable Shares (“Exchange Members”) shall have the right to attend meetings of the Members called for the purpose of authorizing the dissolution, liquidation or Change of Control of the Company (any such occurrence, a “Major Event”). Notwithstanding the foregoing, any Member shall be entitled to attend any meeting of Members in an observer capacity, notwithstanding the class of Shares held by any such Member.

(c)            Written notice stating the place, date, and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than ten (10) days and not more than thirty (30) days before the date of the meeting to each Voting Member, by or at the direction of the Board or the Member(s) calling the meeting, as the case may be. The Voting Members may hold meetings at the Company’s principal office or at such other place as the Board or the Member(s) calling the meeting may designate in the notice for such meeting.

(d)            Any Voting Member may participate in a meeting of the Voting Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(e)            On any matter that is to be voted on by Voting Members, a Voting Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Voting Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(f)            The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include business to be conducted by Voting Members; provided, that the appropriate Voting Members shall have been notified of the meeting in accordance with Section 4.07(c); and provided, further, that, notwithstanding anything herein to the contrary, such other business to be conducted shall not pertain to a Major Event. Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 4.08      Quorum; Required Vote. A quorum of any meeting of the Voting Members shall require the presence in person or by proxy of Members holding a majority of the applicable Voting Shares held by all Members. Subject to Section 4.09, no action at any meeting may be taken by the Members unless the applicable quorum is present. Subject to Section 4.09, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of Members holding a majority of the applicable Voting Shares held by all Members.

Section 4.09      Action Without Meeting. Notwithstanding the provisions of Section 4.07 and Section 4.08, any matter that is to be voted on, consented to, or approved by Voting Members may be taken without a meeting, without prior notice, and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than the minimum number of Shares that would be necessary to authorize or take such action at a meeting at which each Member entitled to vote on the action were present and voted; provided, however, that if such written consent pertains to a Major Event, such written consent shall be simultaneously provided to each Exchange Member. A record shall be maintained by the Board of each such action taken by written consent of a Member or Members. The Company shall, within three (3) Business Days following the taking of any such action without a meeting by less than unanimous written consent, provide notice, together with a copy of the action taken, to those Members who were entitled to vote on such matter but have not consented thereto in writing.

Section 4.10     Power of Members.

(a)            The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Delaware Act. Except as otherwise specifically provided by this Agreement or required by the Delaware Act, no Member, in his, her, their, or its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

(b)            For so long as the Wana Investor retains the right to designate an individual to the Board pursuant to Section 7.02(b)(ii), and for so long as WW is a Company Subsidiary (and operates as a standalone company), the Company shall be required to obtain the consent of the Wana Investor prior to WW appointing any new chief executive officer or, in the event there is no chief executive officer, the highest ranking executive at WW, and the Company shall not permit WW to make any such appointment without the prior approval of the Wana Investor.

Section 4.11      Other Activities of Members; Business Opportunities. Each Member and such Member’s Affiliates may, subject to performing any of their obligations set out in this Agreement or in any other agreement to which such Member or Affiliate is a party with the Company or any Company Subsidiary, engage in any other activities, ventures, or businesses, regardless of whether those activities, ventures, or businesses are similar to or competitive with the business of the Company or any Company Subsidiary; provided that such Member or Affiliate does not engage in such activity, venture, or business as a result of or using Confidential Information. None of the Members or any of their Affiliates shall be obligated to account to the Company or to any other Member for any profits or income earned or derived from such other activities, ventures, or businesses. None of the Members or any of their Affiliates shall be obligated to inform the Company or the other Members of any investment or business opportunity of any type or description.

Section 4.12      No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.13      Protection Agreement. Each Member hereby agrees they shall not take any action or fail to take an action, and shall cause the Company not to take any action or fail to take an action, of which the result is a contravention or breach of any term of the Protection Agreement without the consent of Canopy Sub, Canopy or any of their permitted assigns, as applicable.

Section 4.14       Automatic Divestiture of a Member. If, during anytime while the Company or any Company Subsidiary holds a local or state license pursuant to a Cannabis Code, any of the following occur to a Member or to a member or shareholder of an entity that is a Member of the Company, subject to Section 4.15 below, all interests of that Member (the “Affected Member”) in the Company will automatically and immediately terminate, and the Affected Member will cease to be a Member:

(a)            the Affected Member or any entity that it owns or controls incurs a revocation of any Cannabis business license, and it is determined by the Board that such revocation has a material adverse effect upon the issuance or continued good standing of any of the Company’s State and/or Local Cannabis Licenses;

(b)            a Cannabis Regulatory Body or local licensing authority issues a recommendation or advises Company’s counsel that stating that the Affected Member is unfit to have an ownership or economic interest in a Cannabis business;

(c)            a Cannabis Regulatory Body or local licensing authority issues a recommendation against the issuance to the Company of a State and/or Local Cannabis License or revokes a State and/or Local Cannabis License, which recommendation cites the participation of the Affected Member as a material factor in the decision, or a Cannabis Regulatory Body or local licensing authority conditions the issuance of a State and/or Local Cannabis License on the Company removing the Affected Member in the Company;

(d)            a Cannabis Regulatory Body or local licensing authority advises the Company or any Subsidiary in writing, or it is otherwise determined by court order, that a decision on the Company’s or any Subsidiary’s State and/or Local Cannabis License is being delayed beyond one

(1) year following the filing of the Company’s or any Subsidiary’s application for a State and/or Local Cannabis License, and the Company or any Subsidiary is advised before or after said date that the sole reason for such delay is the participation of or concerns about the Affected Member;

(e)            the Affected Member demonstrates a repeated failure to attend meetings with a Cannabis Regulatory Body or any local licensing authority as may be required for the Company or any Subsidiary business to be conducted. As used herein, repeated failure to attend shall be demonstrated by failure to attend any meeting without good cause, or any two (2) meeting with any licensing authority;

(f)            the Affected Member fails to provide information to the Cannabis Regulatory Body which is requested by or required by a Cannabis Regulatory Body; or

(g)            if the Affected Member is a partnership or other business entity and not a natural person, a member of the Affected Member is disqualified from obtaining an ownership interest in a licensed Cannabis business by final written determination of a Cannabis Regulator Body, unless such member is divested from the Affected Member in a timely manner.

Section 4.15      [Reserved].

Section 4.16      Settling of Accounts Following Automatic Divestiture of a Member.

(a)            The Company shall continue in existence notwithstanding the automatic termination of any Member pursuant to Section 4.14 above. Notwithstanding any provision of this Agreement to the contrary, if the Affected Member is a corporate entity and the occurrence of any of the events enumerated in Section 4.14 above is due to a member, shareholder or manager of the Affected Member, the Affected Member shall have an option to redeem its Shares within 90 days of such divestiture (assuming the Affected Member did not Transfer the Shares) and shall be restored to its ownership position before the divestiture events occur if the Board, a court of law, or a Cannabis Regulatory Body provides a written assurance or order that Affected Member has removed the member, shareholder or manager that caused any of the events enumerated in Section 4.14 above, pursuant to the terms of the Affected Member’s governing documents.

(b)            Provided that there is no Transfer of the Affected Member’s Shares and the Affected Member’s Shares are cancelled pursuant to Section 4.14, the Company shall be liable for the terminated ownership interest of the Affected Member as follows: the Company shall deliver a note (the “Payoff Note”) to the Affected Member for 100% of the Fair Market Value of such Shares. The Payoff Note shall be payable over a three (3) year period and shall bear interest at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum or shall be discounted (using the same rate) to present value if an earlier payoff is required under the Cannabis Code. The terms of the Payoff Note shall include equal monthly payments and shall be reasonable and customary for a transaction of this type. The Company may sell the Affected Member’s Shares, in accordance with the terms of this Agreement, to finance the Payoff Note or for any other lawful reason.

ARTICLE V

CAPITAL CONTRIBUTIONS

Section 5.01      Capital Contributions. Each Initial Member owning Shares has made the Capital Contribution set forth on the Members Schedule and is deemed to own the number and class of Shares, in each case in the amounts set forth opposite such Initial Member’s name on the Members Schedule as in effect on the date hereof.

Section 5.02      Additional Capital Contributions.

(a)            No Member shall be required to make any additional Capital Contributions to the Company. Any future Capital Contributions made by any Member shall only be made with the approval of the Board, and in connection with an issuance of Shares made in compliance with this Agreement.

(B)            No Member shall be required to lend any funds to the Company and no Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.

ARTICLE VI

DISTRIBUTIONS

Section 6.01      General. Subject to Section 6.02, Section 6.03, and Section 6.04, the Board shall have sole discretion regarding the amounts and timing of Distributions to Voting Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including present and anticipated debts and obligations, capital needs and expenses and reasonable reserves for contingencies).

Section 6.02      Priority of Distributions. Subject to the priority of Distributions pursuant to Section 10.03(c), if applicable, all Distributions determined to be made by the Board shall be made to the Members pro rata in proportion to their holdings of Class A Shares and Class B Shares, treated as a single class. The Company shall not make any distributions to holders of Exchangeable Shares for those Exchangeable Shares. The Board may classify any Distributions as a “dividend” or a “return of capital”.

Section 6.03          Distributions.

(a)           The Board is hereby authorized, in its sole discretion, to make Distributions to the Members in the form of cash or in the form of securities or other property held by the Company. In any such non-cash Distribution, the securities or other property so Distributed will be Distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or other property would be Distributed among the Members pursuant to Section 6.02.

(b)           Any Distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all Applicable Laws that apply to such Distribution and any further transfer of the Distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on transfer with respect to such Applicable Law.

Section 6.04         Limitation on Distributions.

(a)           Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution if such Distribution would violate the Protection Agreement, § 18-607 of the Delaware Act or other Applicable Law.

(b)          The Distributions for each Class A Share and Class B Share shall not be greater than the Distribution Ceiling Pro Rata Amount and the Board shall not make any Distributions to any Share that goes beyond the Distribution Ceiling Pro Rata Amount.

ARTICLE VII
MANAGEMENT

Section 7.01         Establishment and Authority of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 7.02 and Section 7.03. The business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority, and discretion for, on behalf of, and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, to exercise any rights and powers granted to the Company under this Agreement, and to exercise all power and authority vested in managers under the Delaware Act, in each case subject only to the terms of this Agreement. From time to time a Manager may be referred to as a “director” and the Board may be referred to as a “board of directors”.

Section 7.02         Board Composition.

(a)          The Company and the Voting Members shall take such actions as may be required to ensure that, at all times following the issuance of a Class A Share, the number of managers constituting the Board is between one (1) and three (3), as determined by the Board from time to time, and that at least a majority of the Managers are United State residents; provided that following the Conversion Event, the holders of the majority of the Voting Shares may amend the size of the Board.

(b)          The Board shall be comprised (and the Company and the Members shall take all such necessary actions, including voting all of such Member’s Shares, so that the Board is comprised) as follows:

(i)           Canopy Sub may designate one individual to the Board;

(ii)          until the later of (A) the twenty-four month anniversary of the date of the first issuance of any Class A Shares to the Wana Investor and (B) such time as the Wana Investor, directly or indirectly, owns less than 10% of the total issued and outstanding Voting Shares, the Wana Investor may designate one individual to the Board;

(iii)         so long as Huneeus 2017 Irrevocable Trust, directly or indirectly, owns 4.4% of the total issued and outstanding Voting Shares at any such time, Huneeus 2017 Irrevocable Trust may designate one individual to the Board; and

(iv)         subject to the terms and conditions of the Protection Agreement, any remaining Board seats shall be elected by a majority of the Voting Members.

Section 7.03         Removal; Resignation.

(a)          Subject to the terms and conditions of the Protection Agreement, the Members entitled to designate a Manager pursuant to Section 7.02 may remove such Manager at any time with or without cause, effective upon written notice to the other Members.

(b)           Subject to the terms and conditions of the Protection Agreement, in the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation, or removal of a Manager, the Voting Members that were initially entitled to designate such Manager pursuant to Section 7.02 shall have the exclusive right to designate an individual to fill such vacancy and the Company (so long as such Voting Member continues to be entitled to designate an individual to the Board pursuant to Section 7.02(b)) and each Member hereby agrees to take such actions as may be required to ensure the election or appointment of any such designee to fill such vacancy on the Board. To the extent that a Voting Member is no longer entitled to designate a Manager pursuant to Section 7.02(b), such Voting Member’s designee shall forthwith resign or in absence of a resignation, shall be removed from the Board, and any member of the Board who would otherwise have been designated in accordance with Section 7.02(b) shall instead be voted upon by the remaining members of the Board at the applicable time; provided that such individual meets the Required Manager Criteria (as defined in the Protection Agreement) and is not a designee of any Member. Each Member hereby agrees to take such actions as may be required to ensure the election or appointment of such Manager to fill such vacancy on the Board.

(c)          A Manager may resign at any time from the Board by delivering such Manager’s written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

(d)          The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the appointment, removal, or replacement of any Manager in accordance with Section 7.02 or this Section 7.03.

(e)          Notwithstanding the foregoing provisions of this Section 7.03 and Section 7.02 and subject to the terms and conditions of the Protection Agreement, the Company may, from time to time, grant the right to appoint one or more managers to the Board (subject to certain terms and conditions) (“Nomination Rights”), in which case the holders of the Class A Shares, as a class, shall not have the right to remove managers appointed pursuant to Nomination Rights or to appoint managers to vacant positions on the Board to the extent doing so would conflict with outstanding Nomination Rights. The Company shall also be entitled to grant the right to appoint one or more non-voting observers to the Board, whose access to Board proceedings and materials shall be limited to the extent the Company may determine is appropriate from time to time.

(f)          Notwithstanding the foregoing, Canopy Sub (and any transferee of Canopy Sub’s Membership Interest) will never have the right to appoint more than half of the managers constituting the Board for so long as any Exchangeable Shares remain outstanding.

(g)          Subject to Section 7.13, a Manager who becomes an Affected Manager shall be automatically removed as a Manager.

Section 7.04        Meetings.

(a)          The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company, or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board. Written notice of each regular meeting of the Board shall be given to each Manager at least forty-eight (48) hours prior to each such meeting. All Board meetings where a strategic decision of the Company will be made shall be held physically in the United States, or, if held by means of telephone or video conference, at least a majority of the Managers casting a vote at such meeting shall be physically present in the United States.

(b)          Special meetings of the Board shall be held on the call of any two (2) Managers upon at least three (3) days’ written notice (if the meeting is to be held in person) or one (1) day written notice (if the meeting is to be held by telephone communications or video conference) to the Managers, or upon such shorter notice as may be approved by all the Managers. Any Manager may waive such notice as to himself or herself.

(c)          Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 7.05        Quorum; Manner of Acting.

(a)          A majority of the Managers serving on the Board present in person or by proxy shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b)          Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by Applicable Law.

(c)          Each Manager shall have one vote on all matters submitted to the Board or any committee thereof. Except as specifically provided otherwise in this Agreement, with respect to any matter before the Board, the affirmative act of a majority of the Managers in attendance at any meeting of the Board at which a quorum is present shall be the act of the Board, provided, however, that for so long as any Exchangeable Shares remain outstanding, the Manager designated by Canopy Sub to the Board shall not be permitted to vote on the following matters:

(i)          the annual business plan of the Company setting forth for the subsequent 12-month period, broken-down by month: (i) a description of proposed operations of the Company and its Subsidiaries; (ii) a forecast for the Company and its Subsidiaries that includes, among other things,: (A) an income statement; (B) a cash flow statement; (C) a balance sheet; and (D) a capital expenditure plan; and (iii) such other matters as the Company may reasonably consider to be necessary to illustrate the results intended to be achieved by the Company during such 12-month period;

(ii)          decisions regarding the executive officers of the Company and its Subsidiaries, including the Officers;

(iii)         increasing the compensation, bonus levels or other benefits payable to any current, former or future employees of the Company or any of its Subsidiaries or any current, former or future manager of the Company or any of its Subsidiaries;

(iv)         any other executive compensation plan matters of the Company or any of its Subsidiaries, including entering into any deferred compensation or other similar agreement (or amend any such existing agreement) with any current, former or future employee of the Company or any of its Subsidiaries or any current former or future manager of the Company or any of its Subsidiaries or approving or taking any action to accelerate the vesting of any compensation securities;

(v)          the exercise of the options to acquire Lemurian, Inc. pursuant to two option agreements dated May 17, 2022 between Canopy and/or a Subsidiary of the Company and the other parties named therein; and

(vi)          the exercise of the options to acquire all of the membership interests in Mountain High Products, LLC, The Cima Group, LLC and Wana Wellness, LLC pursuant to the three option agreements dated October 14, 2021 between Canopy, certain subsidiaries of the Company and the other parties named therein.

Section 7.06        Action By Written Consent. Notwithstanding the provisions of Section 7.04 and Section 7.05, any action required or permitted to be taken by the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by all the Managers. Any such consent shall have the same force and effect as a vote at a meeting of the Board where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State. A majority of the Managers shall be physically present in the United States when signing any such written consent.

Section 7.07       Officers. Subject to the terms and conditions of the Protection Agreement, the Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until such Officer’s successor is designated by the Board or until such Officer’s earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed by the Board (acting by majority vote of all Managers other than the Officer being considered for removal, if a Manager) with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Board.

Section 7.08       Compensation and Reimbursement of Managers. This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company, and nothing herein shall be construed to have created any employment agreement with any Manager. Any Manager may be compensated for his, her, or their service as a Manager as determined by the Board. Each Manager shall be reimbursed for such Manager’s ordinary, necessary, and direct out-of-pocket expenses incurred in the performance of his, her, or their duties as a Manager.

Section 7.09       Other Activities of Managers; Business Opportunities. Nothing contained in this Agreement shall prevent any Manager from engaging in any other activities, ventures, or businesses, regardless of whether those activities, ventures, or businesses are similar to or competitive with the business of the Company or any Company Subsidiary; provided that such Manager does not engage in such activity, venture, or business as a result of or using Confidential Information. None of the Managers shall be obligated to account to the Company or to the Members for any profits or income earned or derived from such other activities, ventures, or businesses. None of the Managers shall be obligated to inform the Company or the Members of any business opportunity of any type or description.

Section 7.10       No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law, or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation, or liability of the Company or the Company Subsidiaries, whether arising in contract, tort, or otherwise, solely by reason of being a Manager.

Section 7.11       Protection Agreement. No Manager shall take any action or fail to take an action, or shall cause the Company to take any action or fail to take an action, of which the result is a contravention or breach of any term of the Protection Agreement.

Section 7.12       Automatic Removal of a Manager. If, during anytime while the Company or any Company Subsidiary holds a local or state license pursuant to a Cannabis Code, any of the following occur to a Manager or to a member or shareholder of an entity that is a Manager of the Company, subject to Section 7.13 below, such Manager (the “Affected Manager”) shall be automatically and immediately removed from such position, and each Member agrees to take all necessary actions to remove the Affected Manager from such position, and the Affected Manager will cease to be a Manager (each, a “Removal Event”):

(a)          the Affected Manager or any entity that it owns or controls incurs a revocation of any Cannabis business license, and it is determined by the Board that such revocation has a material adverse effect upon the issuance or continued good standing of any of the Company’s State and/or Local Cannabis Licenses;

(b)          a Cannabis Regulatory Body or local licensing authority issues a recommendation or advises Company’s counsel that the Affected Manager is unfit to have a management interest or role in a Cannabis business;

(c)          a Cannabis Regulatory Body or local licensing authority issues a recommendation against the issuance to the Company of a State and/or Local Cannabis License or revokes a State and/or Local Cannabis License, which recommendation cites the participation of the Affected Manager as a material factor in the decision, or a Cannabis Regulatory Body or local licensing authority conditions the issuance of a State and/or Local Cannabis License on the Company removing the Affected Manager as a Manager of the Company;

(d)          a Cannabis Regulatory Body or local licensing authority advises the Company or any Subsidiary in writing, or it is otherwise determined by court order, that a decision on the Company’s or any Subsidiary’s State and/or Local Cannabis License is being delayed beyond one (1) year following the filing of the Company’s or any Subsidiary’s application for a State and/or Local Cannabis License, and the Company or any Subsidiary is advised before or after said date that the sole reason for such delay is the participation of or concerns about the Affected Manager;

(e)          the Affected Manager demonstrates a repeated failure to attend meetings with a Cannabis Regulatory Body or any local licensing authority as may be required for the Company or any Subsidiary business to be conducted. As used herein, repeated failure to attend shall be demonstrated by failure to attend any meeting without good cause, or any two (2) meeting with any licensing authority;

(f)          the Affected Manager fails to provide information to the Cannabis Regulatory Body which is requested by or required by a Cannabis Regulatory Body; or

(g)          if the Affected Manager is a partnership or other business entity and not a natural person, a member of the Affected Manager is disqualified from obtaining an ownership interest in a licensed Cannabis business by final written determination of a Cannabis Regulatory Body, unless such member is divested from the Affected Manager in a timely manner.

Section 7.13       Right to Withdraw or Recuse In the Event of Automatic Removal. Prior to the automatic removal described above, if the Removal Event is the result of a specific Company transaction or other action (such as a license acquisition that requires the approval of a Cannabis Regulatory Body) or the Affected Manager’s involvement with a specific and distinct part of the Company or a Company Subsidiary (such as operation of a subset of the Company’s licenses) (in any case, “Underlying Company Subject Matter”), then, the Affected Manager may withdraw or recuse themselves from such Underlying Company Subject Matter if the recusal or withdrawal is permitted by the applicable Cannabis Regulatory Body and has the same effect on the Company as it relates to the Underlying Company Subject Matter as if the Affected Manager being removed as manager. Whether a Removal Event has occurred and, if so, whether the Affected Manager may withdraw or recuse themselves from the Underlying Company Subject Matter instead of being removed shall be determined by a majority of the Managers who are not Affected Managers; provided, that before such Managers permit a recusal or withdrawal, they must first receive advice of Company’s counsel that recusal or withdrawal will have the same effect on the Underlying Company Subject Matter as removal would. Such withdrawal or removal shall be set forth in a written resolution of the Board. In the event a Removal Event occurs but does not affect the Underlying Company Subject Matter (which shall be determined by the acceptance or approval by the relevant Cannabis Regulatory Body of either (i) the Affected Manager acting as a Manager or (ii) the Underlying Company Matter irrespective of the involvement of the Affected Manager), then the majority of the Managers who are not Affected Managers may waive the removal of the Affected Manager.

Section 7.14        Conflicts of Interest.

(a)          If a Manager may have a conflict of interest with respect to any decision to be made by the Board, such Manager shall inform the Board of such conflict. Unless such conflict is waived by all of the disinterested members of the Board (excluding such Manager), such Manager shall recuse itself from discussions and voting on such matter before the Board.

(b)          A Manager shall recuse itself from any matter that all of the disinterested members of the Board (excluding such Manager) reasonably determines in good faith would give rise to a conflict of interest under Delaware law on the part of such Manager.

ARTICLE VIII
Transfer

Section 8.01        Transfer.

(a)          Each Member may, directly or indirectly, voluntarily or involuntarily Transfer any of its Shares, provided, however, that, (i) such Transfer is effected in accordance with all Applicable Laws; and (ii) any Member making a Transfer must notify the Company in writing in advance of such Transfer.

(b)          Any Transfer or attempted Transfer of any Shares in violation of this Agreement or the Protection Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books, and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue to be treated) as the owner of such Shares for all purposes of this Agreement.

(c)          Each Member acknowledges and agrees that they are subject to the Repurchase Right pursuant to Article 7 of the Share Purchase Agreement and the covenants and agreements related to the Repurchase Right contained in Article 7 of the Share Purchase Agreement.

(d)          For the avoidance of doubt, any Transfer of Shares purporting to be a sale, transfer, assignment, or other disposal of the entire ownership interest represented by such Shares, inclusive of all the rights and benefits applicable to such Shares as described in the definition of the term “ Shares” shall be deemed a sale, transfer, assignment, or other disposal of such Shares in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “ Shares”.

ARTICLE IX

ACCOUNTING; REPORTING; TAX MATTERS

Section 9.01         Information to the Members. No Member shall be entitled to, and the Company shall not be obligated to provide to any member, any financial statements, inspection right or Company budget to any Member.

Section 9.02        Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate pursuant to Section 7.07) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company and the Company Subsidiaries own property or do business.

Section 9.03       Tax Election. The Members acknowledge that the Company shall elect to be taxed as a corporation. No Member nor the Company shall take any action to the contrary of such election.

ARTICLE X
DISSOLUTION AND LIQUIDATION

Section 10.01      Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)	the determination of the Board to dissolve the Company;

(b)	an election to dissolve the Company made by holders of 50% of the Voting Shares;

(c)	the sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Company; or

(d)	the entry of a decree of judicial dissolution under § 18-802 of the Delaware Act.

Section 10.02      Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 10.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been Distributed as provided in Section 10.03, and the Certificate of Formation shall have been cancelled as provided in Section 10.04.

Section 10.03      Liquidation. If the Company is dissolved pursuant to Section 10.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a)          Liquidator. The Board, or, if the Board is unable to do so, a Person selected by holders of 50% of the Voting Shares, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)          Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)          Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and Distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)           First, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)          Second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(iii)         Third, to the Members in the same manner as Distributions are made under and pursuant to Section 6.02.

(d)          Discretion of Liquidator. Notwithstanding Section 6.03 or the provisions of Section 10.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 10.03(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, Distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator, acting in good faith, deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, any property to be Distributed shall be valued at its Fair Market Value, as determined by the Liquidator in good faith.

Section 10.04      Cancellation of Certificate. Upon completion of the Distribution of the assets of the Company as provided in Section 10.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 10.05      Survival of Rights, Duties, and Obligations. Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any Loss which at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Member’s right to indemnification pursuant to Section 11.03.

Section 10.06      Recourse for Claims. Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company and shall have no recourse therefor (upon dissolution or otherwise) against any Manager, the Liquidator, or any other Member.

ARTICLE XI
EXCULPATION AND INDEMNIFICATION

Section 11.01      Exculpation of Covered Persons.

(a)          Covered Persons. As used herein, the term “Covered Person” shall mean each (i) Member; (ii) officer, director, shareholder, partner, member, Affiliate, employee, agent, or representative of a Member, and each of their controlling Affiliates; and (iii) each Manager, Officer, Board observer, employee, agent, or representative of the Company.

(b)          Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage, or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his, her, their, or its capacity as a Covered Person, whether or not such Person continues to be a Covered Person at the time such loss, damage, or claim is incurred or imposed, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct, or a material breach by such Covered Person of any of such Covered Person’s or such Covered Person’s Affiliates’ agreements contained herein or in any other agreements with the Company or any Company Subsidiary.

(c)          Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company or any Company Subsidiary and upon such information, opinions, reports, or statements (including financial statements and information, opinions, reports, or statements as to the value or amount of the assets, liabilities of the Company or any Company Subsidiary, or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) a Manager; (ii) one or more Officers or employees of the Company or any Company Subsidiary; (iii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company or any Company Subsidiary; or (iv) any other Person selected in good faith by or on behalf of the Company or any Company Subsidiary, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 11.02      Liabilities and Duties of Covered Persons. Each Manager and each Officer shall perform his or her respective duties in good faith and in a manner reasonably believed by such Person to be in the best interests of the Company. Except as expressly set forth in this Agreement, (i) each Manager will be deemed to owe the same fiduciary duties to the Company and the Members as a director of a Delaware for-profit corporation owes to such corporation and the stockholders of such corporation under the laws of the State of Delaware and (ii) each Officer will be deemed to owe the same fiduciary duties to the Company and the Members as an officer of a Delaware for-profit corporation owes to such corporation and the stockholders of such corporation under the laws of the State of Delaware.

Section 11.03      Indemnification.

(a)          To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution, or replacement), the Company shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person from and against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)          any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company in connection with the business of the Company; or

(ii)          the fact that such Covered Person is or was acting in connection with the business of the Company as a manager, officer, employee, or agent of the Company or that such Covered Person is or was serving at the request of the Company as a manager, director, officer, employee, or agent of any other Person, including any Company Subsidiary;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his, her, their, or its conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct, or a material breach by such Covered Person of any of such Covered Person’s or such Covered Person’s Affiliates’ agreements contained herein or in any other agreements with the Company or any Company Subsidiary, in each case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct, or a material breach by such Covered Person of any of such Covered Person’s or such Covered Person’s Affiliates’ agreements contained herein or in any other agreements with the Company or any Company Subsidiary.

(b)          Entitlement to Indemnity. The indemnification provided by this Section 11.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 11.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 11.03 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

(c)          Insurance. To the extent available on commercially reasonable terms, the Company may purchase and thereafter maintain, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company or any Company Subsidiary for any amounts previously paid to such Covered Person by the Company or any Company Subsidiary in respect of such Losses.

(d)          Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 11.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(e)          Savings Clause. If this Section 11.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 11.03 to the fullest extent permitted by any applicable portion of this Section 11.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(f)          Amendment. The provisions of this Section 11.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 11.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification, or repeal of this Section 11.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification, or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 11.04      Survival. The provisions of this ARTICLE XI shall survive the dissolution, liquidation, winding up, and termination of the Company.

ARTICLE XII
MISCELLANEOUS

Section 12.01      Protection Agreement. Any action taken by the Company, a Member, the Board, any sole Manager or any officer of the Company that is either not permitted by or would constitute a breach of the Protection Agreement shall be considered null and void, and the Company and all Members agree that (1) the Company has no authority (pursuant to Section 7.01 hereof or otherwise) to take any such action and (2) notwithstanding anything to the contrary in this Agreement, this Section and Section 4.13 shall be for the benefit of and enforceable by Canopy Sub, Canopy or their permitted assigns, as applicable, which shall be entitled to seek any relief or remedy (including specific performance) permissible under applicable law in connection therewith. The Company and each Member acknowledge and agree that the Protection Agreement shall remain in full force and effect upon a Transfer of Exchangeable Shares and each holder of Exchangeable Shares now or in the future shall be entitled to the benefits and protections set forth in the Protection Agreement.

Section 12.02      Confidentiality. Each Member shall, and shall cause each of such Member’s Affiliates to, maintain, at all times (including after any time that such Member ceases to be a Member), the confidentiality of all information furnished to such Member pertaining to the Company or the Company Subsidiaries (“Confidential Information”), other than information that such Member can demonstrate (a) is or becomes generally available to the public other than as a result of a disclosure by such Member or such Member’s Affiliate; (b) becomes available to such Member or any of such Member’s Representatives on a non-confidential basis from a third party who is not known by such Member to be prohibited by any obligation of confidentiality owed to the Company or any Company Subsidiary from transmitting the information to such Member; or (c) was already in the possession of such Member prior to his, her, their, or its becoming a Member; provided, however, that the prohibitions set forth in this Section 12.02 shall not prohibit disclosure of Confidential Information (i) to Representatives of such Member or such Member’s Affiliates who, in the reasonable judgment of such Member, have a need to know such information and shall be subject to a confidentiality obligation at least as protective as set forth herein; (ii) to any investor in the equity or assets of Canopy Sub or its Affiliates as part of disclosures to such investor in the ordinary course of Canopy Sub’s or its Affiliate’s business; (iii) to any bona fide prospective Transferee of such Member that shall have agreed to be bound by the provisions of this Section 12.02 as if a Member; (iv) to the extent necessary in the course of performing such Member’s obligations or enforcing any remedy under this Agreement or the agreements expressly contemplated hereby; or (v) as is required to be disclosed by a court of competent jurisdiction, administrative body, or governmental body or by subpoena, summons, or legal process, or by Applicable Law; provided that, to the extent permitted by Applicable Law, the Member required to make such disclosure shall provide to the Board prompt notice of such disclosure. The Company and each Member acknowledges and agrees that a public announcement and/or other disclosure of the Company, its ownership, and its business dealings (each an “Announcement”) may become necessary from time to time under applicable law or for other valid business reasons. Should the Company (or any Member) determine that an Announcement is required, it will provide notice to any Covered Person mentioned or referenced in such Announcement as soon as reasonably possible, and will not release such Announcement until the form and content of the Announcement is approved by the Covered Person, acting reasonably.

Section 12.03      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 12.04     Further Assurances. Each Member shall execute all such certificates and other documents and do all such filing, recording, publishing, and other acts as the Board deems necessary or appropriate to comply with the requirements of the Delaware Act or Applicable Law relating to the formation and operation of the Company and the acquisition, operation, or holding of its property.

Section 12.05      Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.05):

If to the Company:	35715 US HWY 40, STE D-102
Evergreen CO 80439
Attention: David Klein, Manager
Email: contracts@canopycannabis.com

If to a Member, to such Member’s respective mailing address or email address, as set forth on the Members Schedule.

Section 12.06      Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 12.07      Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 11.03(e), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.08      Entire Agreement. This Agreement, together with the Certificate of Formation, the Share Purchase Agreements, the Protection Agreement, and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Section 12.09      Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 12.10      No Third-Party Beneficiaries. Except as provided in ARTICLE XI, which shall be for the benefit of and enforceable by Covered Persons as described therein and as provided in Section 4.13 and Section 12.01, which shall be for the benefit of and enforceable by Canopy Sub, Canopy or their permitted assigns, as applicable, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.11      Amendment. Subject to the terms and conditions of the Protection Agreement, no provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and Members holding a majority of the Voting Shares. Any such written amendment or modification will be binding upon the Company and each Member; provided, that (i) an amendment or modification modifying the rights or obligations of (x) any Member in a manner that is disproportionately adverse to such Member relative to the rights of other Members in respect of Shares of the same class or series, or (y) a class or series of Shares in a manner that is disproportionately adverse to such class or series relative to the rights of another class or series of Shares, shall in each case be effective only with that Member’s consent or the consent of the Members holding a majority of the Shares in that disproportionately affected class or series, as applicable and (ii) any amendment or modification of this Section 12.11 shall require the approval of all Voting Members. Notwithstanding the foregoing, the Board may, without the consent of or execution by the Members, (i) amend or modify the Members Schedule, in either case to reflect any new authorization, issuance, redemption, repurchase, or Transfer of Shares in accordance with this Agreement and (ii) upon execution of the Protection Agreement, insert the Protection Agreement as Exhibit C hereto.

Section 12.12      Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 12.12 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 4.07(f), Section 7.04(c), and Section 12.15 hereof.

Section 12.13      Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 12.14      Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action, or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 12.05 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 12.15      Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 12.16      Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of such party’s obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 12.17      Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 11.02 to the contrary.

Section 12.18      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission (including via Docusign or similar electronic signature) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.19      Independent Counsel. Each Member has read this Agreement and acknowledges that:

(a)          counsel for the Company (being Dentons US LLP) and counsel for Canopy Sub (being Cassels Brock & Blackwell LLP) prepared this Agreement on behalf of the Company and Canopy Sub;

(b)          such Member has been advised that a conflict may exist between such Member’s interests, the interests of the other Members, and/or the interests of the Company;

(c)          this Agreement may have significant legal, financial, and/or tax consequences to such Member;

(d)          none of the Company or its Affiliates or Representatives (including counsel) makes or has made any representations to such Member regarding such consequences; and

(e)          such Member has been advised to seek, and has had the full opportunity to seek, the advice of independent counsel and tax or other advisors regarding such consequences.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:

Canopy USA, LLC

By:	/s/ David Klein
Name:	David Klein
Title:	Manager

The Initial Members:

11065520 CANADA INC.

By:	/s/ Jeridean Young
Name:	Jeridean Young
Title:	Authorized Signatory

HUNEEUS 2017 IRREVOCABLE TRUST

By:	/s/ Agustin Francisco Huneeus
Name:	Agustin Francisco Huneeus
Title:	Trustee

[Signature Page – Second Amended and Restated Operating Agreement]

EXHIBIT A

FORM OF JOINDER AGREEMENT

See Attached

JOINDER AGREEMENT

Reference is hereby made to the Second Amended and Restated Limited Liability Company Agreement, dated April 30, 2024, as amended from time to time (the "LLC Agreement"), between EB Transaction Corp., a Delaware, a company organized under the laws of Delaware, Canopy USA, LLC, a company organized under the laws of Delaware (the "Company"), and each other Person who after the date hereof becomes a Member of the Company and becomes a party to the LLC Agreement by executing a Joinder Agreement. Pursuant to and in accordance with Section 4.01(b) of the LLC Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the LLC Agreement and agrees that upon execution of this Joinder, such Person shall become a party to the LLC Agreement and shall be fully bound by, and subject to, all of the covenants, terms, and conditions of the LLC Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto. The undersigned hereby further acknowledges that it has received and reviewed a complete copy of the Protection Agreement and agrees that upon execution of this Joinder, such Person shall be subject to, all of the covenants, terms, and conditions of the Protection Agreement.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the LLC Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of __________, 2024.

[New Member]

By
Name:
Title:

Accepted and Agreed to:

Canopy USA, LLC

By
Name:
Title:

EXHIBIT B

FORM OF SHARE PURCHASE AGREEMENT

See Attached

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is made as of [•] (the “Closing Date”), by and among Canopy USA, LLC a Delaware limited liability company (the “Company”) and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1.	Purchase and Sale of Shares.

1.1          Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, each Purchaser agrees, severally and not jointly, to purchase at the Closing (as defined below) and the Company agrees to sell and issue to each Purchaser at the Closing that number of Class A Shares of the Company (the “Shares”) set forth opposite each Purchaser’s name on Exhibit A attached to this Agreement, at a purchase price of $[•] per Share (the “Purchase Price”), rounded down to the nearest whole number of Shares.

1.2	Closing; Delivery.

(a)          The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures on the Closing Date (which time and place are designated as the “Closing”).

(b)          At the Closing, the Company shall issue to each Purchaser the Shares being purchased by such Purchaser and each Purchaser shall, prior to the Closing, pay to counsel to the Company, Cassels Brock & Blackwell LLP (“Company Counsel”), the Purchase Price for the Shares being purchased by such Purchaser by wire transfer to a bank account designated in writing by the Company, to be held by Company Counsel in trust until the Closing. Each Purchaser hereby irrevocably directs Company Counsel to release the Purchase Price to the Company at the Closing.

1.3          Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)          “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)          “Board” or “Board of Managers” means the board of managers of the Company.

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(c)          “Canopy Shares” means common shares in the capital of Canopy Growth Corporation (“Canopy”) or, in the event that Canopy is acquired by a third- party, the shares of such acquirer, provided that such acquiror shares shall be listed on the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange, the NEO Exchange Inc., the New York Stock Exchange, the Nasdaq Global Select Market or the London Stock Exchange.

(d)	“Code” means the Internal Revenue Code of 1986, as

amended.

(e)	“Company Intellectual Property” means all material

Intellectual Property owned or used by the Company and necessary in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(f)          “COVID-19” means the virus commonly referred to as SARS-CoV-2 and/or as the context requires, the disease commonly referred to as COVID- 19 and any variations or evolutions thereof or any other related, associated or similar viruses, epidemics, pandemics or disease outbreaks.

(g)          “Debt” means with respect to any Person (whether or not due and payable), and without duplication, all outstanding obligations of such Person (i) in respect of indebtedness for borrowed money (and any accrued interest thereon); (ii) secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired and subject thereto; (iii) in respect of guarantees of indebtedness of others; (iv) in respect of the deferred portion or installments of purchase price in connection with the acquisition of any property or services; (v) any obligation evidenced by bonds, debentures, notes or similar instruments; (vi) capitalized lease obligations; (vii) letters of credit (to the extent drawn); (viii) all obligations under which interest charges are customarily paid (excluding current accounts payable in the ordinary course of business consistent with past practice); (ix) in respect of any seller notes payable with respect to the acquisition of any business, assets or securities; or (x) all obligations under indentures or arising out of any financial hedging arrangements.

(h)          “Fair Market Value” means, (i) if the shares are listed on only one stock exchange, the volume weighted average trading price per share on such stock exchange during the immediately preceding five Trading Days; or (ii) if the shares are listed on more than one stock exchange, the price as determined in accordance with clause (i) above for the primary stock exchange on which the greatest volume of trading of the shares occurred during the immediately preceding five Trading Days.

(i)          “GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements, statements and opinions of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

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(j)          “Government Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, political subdivision, governmental, regulatory or administrative authority, agency, department, ministry, board, commission, task force or any court, tribunal, judicial, self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator or arbitral body, court or tribunal of competent jurisdiction, customs and any other regulatory or administrative equivalent governmental entity in any country or territory with jurisdiction over the Company or any Subsidiary.

(k)          “Intellectual Property” means all (i) patents and patent applications, together with all reissues, reexaminations, continuations, continuations in part, and divisionals thereof, (ii) registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, and trade dress, (iii) registered copyrights, (iv) trade secrets and other confidential or proprietary information, (v) domain names, (vi) software, data, databases and documentation therefor,

(vii) other or similar intellectual property or proprietary rights, including processes, methods, techniques, know how, customer and supplier lists, and marketing and business plans, (viii) tangible embodiments of any of the foregoing, and (ix) licenses in, to, and under any of the foregoing.

(l)          “Knowledge” including the phrase “to the Company’s Knowledge” or “Known” shall mean the actual knowledge, after good faith inquiry, of the Board of Managers and executive leadership team of the Company as of the date hereof.

(m)          “Material Adverse Effect” means any event that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to any circumstance described in the following clauses shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (i) an event affecting (x) the United States or any other economy or foreign economies in general, or (y) capital or financial markets (including any disruption thereof) generally, including changes in interest or exchange rates and financial, credit, securities or currency markets (including any measure relating to COVID-19 or other public health matter), (ii) an event affecting political, regulatory or social conditions (including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing), (iii) an event in or affecting the industries in which the Company operates, (iv) an event directly attributable to the execution or the announcement of, or the consummation of the transactions contemplated by this Agreement, including the impact thereof on shortfalls or declines in revenue, margins or profitability, the loss of, or disruption in, any customer, supplier, vendor and/or other contractual relationships, or loss of personnel, (v) conditions resulting from actual or threatened earthquakes, hurricanes, floods, tornados, storms, weather conditions, fires or other natural disasters, epidemics, pandemics, disease outbreaks (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19, including any Government Authority or public health authority’s response thereto, any loss of customers, suppliers, orders or contracts in connection therewith), public health emergencies, widespread occurrences of infectious diseases or natural disasters, (vi) any changes in applicable law or regulation, GAAP or the enforcement or interpretation thereof, (vii) actions taken, to be taken or omitted pursuant to this Agreement, or taken or omitted with the Purchasers’ prior written consent, or (viii) any matter set forth in the Disclosure Schedule.

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(n)            “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(o)            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(p)            “State and/or Local Cannabis Regulations” means any criminal, civil or administrative statute, regulation, ordinance, decree, court order or other proclamation having the force of law, enacted, adopted or issued by any state Government Authority or local Government Authority in the United States pertaining to the criminalization, decriminalization, regulation, or licensing of medical and/or recreational cannabis sales, consumption, cultivation, distribution, or storage.

(q)            “State and/or Local Cannabis License” means any license required by a state or municipality in order to operate a cannabis business or to own or lease property used by a cannabis business within that state or municipality’s jurisdiction.

(r)             “Supplier” means any business or Person who supplies the Company or any Subsidiary with goods and services utilized in the manufacture of its products, including both cannabis Suppliers and non-cannabis Suppliers.

(s)            “Subsidiary” means those subsidiaries of the Company set forth on Section 2.3 of the Disclosure Schedule.

(t)             “Trading Day” means, with respect to a stock exchange, a day on which such exchange is open for the transaction of business.

2.            Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit F to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and correct as of the date of the Closing, except as otherwise indicated. Except where the context expressly requires otherwise (i) the representations and warranties set forth herein are intended to, and do, include the Company’s Subsidiaries, jointly and not severally, and the defined term “Company” in this section 2 shall be deemed to mean “Company and Subsidiaries, jointly” and (ii) in making the representations and warranties set forth herein, including any information qualified by Knowledge, the Company has performed customary inquiries with Canopy’s management and other relevant personnel. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 2 only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

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For purposes of these representations and warranties in this Agreement, including in Sections 2 and 3 (other than those in Sections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any Subsidiaries, unless otherwise noted herein.

2.1           Organization, Good Standing, Power and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

2.2	Capitalization.

(a)            The membership interests of the Company are represented by Class A Shares, Class B Shares and Exchangeable Shares. The authorized capital of the Company consists, immediately prior to the Closing, of:

(i)             an unlimited number of Class A Shares, of which [●] are issued and outstanding immediately prior to the Closing; All of the outstanding Class A Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance in all material respects with all applicable federal and state securities laws, excluding any Federal Cannabis Laws (as hereinafter defined);

(ii)            an unlimited number of Class B Shares, [none] of which are issued and outstanding immediately prior to the Closing.; and

(iii)           an unlimited number of Exchangeable Shares, of which [●] Exchangeable Shares are issued and outstanding immediately prior to the Closing. All of the outstanding Exchangeable Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance in all material respects with all applicable federal and state securities laws, excluding any Federal Cannabis Laws.

(b)	No Person has any right to purchase any of the Shares covered by this Agreement.

2.3           Subsidiaries. Other than as set forth on Section 2.3 of the Disclosure Schedule, the Company owns 100% of the equity of each Subsidiary. Section 2.3 of the Disclosure Schedule sets forth a list of all interests held by the Company or any Subsidiary in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Other than as set forth on Section 2.3 of the Disclosure Schedule, the Company is not a participant in any joint venture, partnership or similar arrangement. Each Subsidiary is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or limited liability company power and authority to carry on its business as now conducted and as presently proposed to be conducted. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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2.4           Authorization. All limited liability company action required to be taken by the Board of Managers and members of the Company in order to authorize the Company to issue the Shares has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Shares has been taken. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5           Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, Federal Cannabis Laws, and liens or encumbrances created by or imposed by a Purchaser on its own Shares. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement, the Shares will be issued in compliance in all material respects with all applicable federal and state securities laws, excluding any Federal Cannabis Laws.

2.6           Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Government Authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

2.7           Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s Knowledge, currently threatened in writing (i) that questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated by this Agreement; or (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 2.7 of the Disclosure Schedule, neither the Company nor, to the Company’s Knowledge, any of its officers or managers is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or managers, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

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2.8	Intellectual Property; Data Privacy.

(a)            The Company exclusively owns, or has a valid and enforceable right to use, all Intellectual Property used or necessary to operate the business of the Company, free and clear of all liens, charges or encumbrances, and without any Known conflict with, or infringement of, the rights of others, including prior employees or consultants, in each case other than matters that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company has not received any written communications alleging that the Company has infringed or otherwise violated, or by conducting its business, would infringe or otherwise violate, and the conduct of the Company’s business as now conducted and as presently proposed to be conducted does not (and would not) infringe or otherwise violate, any of the Intellectual Property rights or processes of any other Person. To the Company’s Knowledge, no Person is infringing or otherwise violating the Company Intellectual Property. The Company Intellectual Property is valid, subsisting and enforceable, and the Company has taken reasonable measures to protect, maintain and enforce the Company Intellectual Property. The Company Intellectual Property is not subject to any order, writ, decree or settlement that restricts the use or ownership thereof.

(b)            The Company complies, with all Data Privacy Requirements (as hereinafter defined), other than failures to comply that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company has not received any communications alleging that the Company is in violation of any Data Privacy Requirements, and to the Company’s Knowledge, the Company is not subject to any investigation with respect to any Data Privacy Requirements. For purposes of this Section 2.8, “Data Privacy Requirements” means (i) all federal or statute statutes, rules or regulations concerning the privacy or security of personal information, including protected health information (ii) the Company’s written privacy policies and procedures, and (iii) all contractual requirements of the Company with respect to the privacy or security of personal information, including with respect to the Payment Card Industry Data Security Standard (PCI DSS).

2.9           Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Certificate of Formation or its Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) to the Company’s Knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which in the case of any of clauses (ii) through (v) could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and other than Federal Cannabis Laws. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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2.10         Agreements. Set forth on Section 2.10(a) of the Disclosure Schedule is a description of the Material Contracts (as hereinafter defined). Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against the Company and, to the Company’s Knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in material default due to the action or inaction of the Company. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

For the purposes of this Section 2.10, “Material Contract” means, with respect to the Company, (i) each contract or agreement to which the Company is a party involving aggregate revenues payable to or consideration payable to or by the Company of $500,000 or more, (ii) each contract or agreement under which the Company grants or receives any license or other right in respect of Intellectual Property (other than licenses to commercially available, off- the-shelf software) which is material to the Company, and (iii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

2.11         Real Property. There is no real property (“Real Property”) owned or leased by the Company.

2.12         Debt. Section 2.12 of the Disclosure Schedule sets forth, as of the date hereof, all Debt of the Company. Except as, individually or in the aggregate, as of the date of hereof, would not reasonably be expected to have a Material Adverse Effect, (i) each Debt contract is in full force and effect; (ii) the Company and its Subsidiaries, as applicable, are not in default under any Debt contract; (iii) none of the Debt contracts has been canceled by the other party; (iv) no other party is in breach or violation of, or material default under, any Debt contract; and (v) the Company has not received any written claim of default under any such Debt contract.

2.13         Solvency. Immediately prior to giving effect to the consummation of the transactions contemplated by this Agreement, the Company, taken as a whole, will be Solvent (as hereinafter defined). For purposes of this Section 2.13, “Solvent” means, with respect to Company and its Subsidiaries, taken as a whole, that:

(a)           the fair saleable value (determined on a going concern basis) of the assets of the Company and its Subsidiaries, taken as a whole, shall be greater than the total amount of the Company’s and its Subsidiaries’ liabilities, taken as a whole; and

(b)	the Company shall be able to pay its debts and obligations as they become due.

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2.14	Employee Matters.

(a)            To the Company’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business.

(b)            The Company is not delinquent in material payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Except as set forth in Section 2.14(b) of the Disclosure Schedule, the Company has complied with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate Government Authority or is holding for payment not yet due to such Government Authority all material amounts required to be withheld from employees of the Company and is not liable for any arrears of material wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

2.15         Tax Returns and Payments. There are no material federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid material federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all material federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.16         Permits; Licenses. The Company has all permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such permits, licenses or other similar authority.

2.17         Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect, and as except set forth Section 2.17 of the Disclosure Schedule to the Company’s Knowledge (a) the Company is and has been in compliance with all Environmental Laws (as hereinafter defined); (b) there has been no release or to the Company’s Knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Government Authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of Hazardous Substances in compliance with Environmental Laws.

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For purposes of this Section 2.17, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.18	Cannabis Regulations.

(a)           State and/or Local Cannabis Regulations. Neither the Company, nor any officer, manager or employee of the Company (to the extent such Person is acting on behalf of the Company), has violated or is in violation of any State and/or Local Cannabis Regulations which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)           Criminal History. To the Knowledge of the Company, no officer, manager or employee of the Company has any criminal history which would disqualify the Company from receiving a State and/or Local Cannabis License.

(c)           Cannabis Compliance. The Company believes in good faith that it has adopted and implemented, written policies and procedures that are reasonably designed to ensure that the Company is in compliance with all applicable current State and/or Local Cannabis Regulations.

(d)           Investigations and Proceedings. The Company is not the subject of any criminal, administrative, or regulatory investigation, action, or proceeding with respect to an alleged violation of State and/or Local Cannabis Regulations.

3.            Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, jointly and severally, that the following representations are true and correct as of the date hereof:

3.1           Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against such Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2           Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser is not party to any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

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3.3	Disclosure of Information.

(a)           The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The Purchaser acknowledges and agrees that neither the Company nor any other Person acting on its behalf or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company (or its businesses or assets) or the Shares except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule.

(b)           The Purchaser further agrees that no Person will have or be subject to any liability to the Purchaser or any other Person, nor will the Purchaser or any other Person be entitled to make a claim resulting from the distribution or use by the Purchaser, any of its Affiliates or any of their respective agents, consultants, accountants, counsel or other representatives of any such information, and any legal opinions, memoranda, summaries or any other information, document or material made available to the Purchaser or its Affiliates or representatives in certain “data rooms,” management presentations or any other form otherwise provided in expectation of the transactions contemplated by this Agreement. The Purchaser acknowledges and agrees that except for the representations and warranties of the Company expressly set forth in Section 2 hereof, the Shares are being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY.

(c)           The Purchaser acknowledges and agrees that it has not received any Confidential Information Memorandum or other offering memorandum or similar document in connection with its decision to enter into this Agreement and to consummate the purchase of Shares pursuant to this Agreement.

(d)           The Purchaser acknowledges and agrees that it is consummating the transactions contemplated by this Agreement without any representation or warranty, express or implied, by any Person, except for the representations and warranties of the Company, on behalf of itself and its Subsidiaries, expressly set forth in Section 2. The Purchaser acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby. The Purchaser is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

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(e)           The Purchaser has fully reviewed this Agreement, the Disclosure Schedule, the materials referenced therein and the materials in the “data room” relating to the transactions contemplated by this Agreement. The Purchaser does not have any knowledge that the representations and warranties of the Company in this Agreement and the Disclosure Schedule are not true and correct in all material respects and the Purchaser does not have any knowledge of any material errors in, or material omissions from, the Disclosure Schedule.

(f)            The Purchaser acknowledges and understands that the Company and its Affiliates now possess and may hereafter possess certain material nonpublic information regarding the Company and the Other Companies (as hereinafter defined) not known to the Purchaser that may be material to an investment decision and impact the value of the Shares, including, without limitation, (y) information received by officers, directors and employees of Canopy in connection with Canopy’s acquisition of certain assets that comprise the assets of the Company, and (z) information received on a privileged basis from the attorneys and financial advisers representing the Company (collectively, the “Information”). The Purchaser understands, based on its experience, sophistication and knowledge, the disadvantage to which the Purchaser is subject due to the disparity of information that may exist between the Company and its Affiliates, on the one hand, and the Purchaser, on the other hand. Notwithstanding that it is aware that the Information exists and notwithstanding such disparity, the Purchaser has deemed it appropriate to enter into this Agreement and to consummate the purchase of Shares pursuant to this Agreement.

(g)           The Purchaser acknowledges and understands that the assets of the Company will consist primarily of securities of other companies (collectively, the “Other Companies”), and that neither the Company nor its Affiliates control the Other Companies. The Company and its Affiliates are, therefore, reliant on the Other Companies to provide the information upon which the Purchaser will make an investment decision. Accordingly, while the Company has no reason to believe that the information relating to the Other Companies set forth in certain “data rooms” and provided to the Purchaser is not accurate, it cannot independently confirm such information is accurate, and the Purchaser acknowledges that the Company makes no representation as to the accuracy of the information provided by the Other Companies.

(h)           In connection with the Purchaser’s investigation of the Company, the Purchaser has received from, or on behalf of the Company, certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information of the Company, which are based on information provided by the Other Companies. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and plans, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such information), and that the Purchaser shall have no claim against any Person with respect thereto. Accordingly, the Company makes no representations or warranties whatsoever with respect to such estimates, projections, forecasts and plans (including the reasonableness of the assumptions underlying such information). The foregoing, however, does not limit or modify the representations and warranties of the Company and its Subsidiaries in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

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3.4           Restricted Securities. The Purchaser understands that the Shares have not been, and may not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is currently under no obligation and may not be able to satisfy.

3.5           No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6           Legends. The Purchaser understands that the Shares may be notated with the following legends

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

The Purchaser understands that the Shares may also be notated with any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.7           Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8           Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

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3.9           CFIUS Foreign Person Status. The Purchaser is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). The Purchaser is not controlled by a “foreign person” (as defined in the DPA). The Purchaser does not permit any foreign person affiliated with the Purchaser, whether affiliated as a limited partner or otherwise, to obtain through the Purchaser any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the Board of Managers or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Managers or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA). The Purchaser is not included on any list of denied, disbarred or sanctioned persons or otherwise subject to such restrictions.

3.10         No General Solicitation. Neither the Purchaser, nor any of its trustees, beneficiaries, officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.11         Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and managers, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any other Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.12         Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is located is identified in the address or addresses of the Purchaser set forth on Exhibit A.

3.13         Cannabis Ownership. Neither the Purchaser, nor, to the knowledge of the Purchaser, any trustee, beneficiary, member, stockholder, other equityholder, officer, director, manager, or agent of the Purchaser, has been deemed, by an unappealable determination by a Government Authority or court of competent jurisdiction opining on the topic of cannabis businesses and/or any State and/or Local Cannabis Licenses, unfit to have an ownership or economic interest in a cannabis business if such unfitness could be adverse to the issuance or maintenance of any State and/or Local Cannabis Licenses.

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3.14         Source of Funds. The funds representing the Purchase Price which will be advanced by the Purchaser to the Company hereunder will not represent proceeds of crime for the purposes of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “PATRIOT Act”), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”) or the United Kingdom’s Proceeds of Crime Act 2002 (the “POCA”), and the Purchaser acknowledges that the Company may in the future be required by law to disclose the Purchaser’s name and other information relating to this Agreement and the Purchaser’s subscription hereunder, on a confidential basis, pursuant to the PATRIOT Act, the PCMLTFA or the POCA. To the best of its knowledge (a) none of the subscription funds to be provided by the Purchaser (i) have been or will be derived from or related to any activity that is deemed criminal under the laws of the United States, Canada or any other jurisdiction, or (ii) are being tendered on behalf of a Person or entity who has not been identified to the Purchaser, and (b) the Purchaser shall promptly notify the Company if the Purchaser discovers that any of such representations ceases to be true, and to provide the Company with appropriate information in connection therewith.

3.15         Sanctions. Neither the Purchaser, its trustees or beneficiaries are a person or entity identified in the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism, the United Nations Al- Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolution on the Democratic People’s Republic of Korea, the Regulations Implementing the United Nations Resolution on Iran, the United Nations Cote d’Ivoire Regulations, the United Nations Democratic Republic of the Congo Regulations, the United Nations Liberia Regulations, the United Nations Sudan Regulations, the Special Economic Measures (Zimbabwe) Regulations or the Special Economic Measures (Burma) Regulations, the Special Economic Measures (Ukraine) Regulations, the Special Economic Measures (Russia) Regulations, or the Freezing Assets of Corrupt Foreign Officials Act (collectively, the “Trade Sanctions”). The Purchaser acknowledges that the Company may in the future be required by law to disclose the name and other information of the Purchaser related to the acquisition of the Shares hereunder pursuant to the Trade Sanctions.

3.16         Industry Specific Acknowledgements and Risks. The Purchaser acknowledges and agrees that the Company is and will continue to be subject to, among other things, the following risks and uncertainties:

(a)            Nature of the business model. Since the cultivation, manufacturing, possession and distribution of cannabis for medical, adult-use (i.e., recreational) or otherwise, that is not related to research sanctioned by the United States federal government, is prohibited under Federal Cannabis Laws, it is possible that the Company may be forced to cease certain of the Company’s proposed activities. The United States federal government, through, among others, the Department of Justice (“DOJ”), its sub-agency the Drug Enforcement Agency (“DEA”), and the Internal Revenue Service (“IRS”), have the right to actively investigate, audit and shutdown cannabis growing facilities, processors and retailers. The United States federal government may also attempt to seize property. Any action taken by the DOJ, the DEA and/or the IRS to impede, seize or shutdown the Company’s future operations will have an adverse effect on the Company’s business, operating results and financial condition.

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(b)            Some of the Company’s planned business activities, while believed to be compliant with State and/or Local Cannabis Regulations, are prohibited under Federal Cannabis Laws. The Purchaser is cautioned that in the United States, medical and adult-use cannabis industry operations are largely regulated at the state and local levels. Although certain states and territories of the United States authorize medical and/or adult- use cannabis cultivation, manufacturing and distribution by operating entities licensed or registered under State and/or Local Cannabis Regulations, under Federal Cannabis Laws, the possession, cultivation, manufacturing and distribution of cannabis, for any purpose other than DEA-sanctioned research, and any related drug paraphernalia, is prohibited, and constitute criminal acts under Federal Cannabis Laws, including the Controlled Substances Act (“CSA”). A Purchaser’s contribution to and involvement in such activities may result in federal civil and/or criminal prosecution, incarceration and/or forfeiture of his, her or its entire investment.

Violations of any Federal Cannabis Laws could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including but not limited to disgorgement of profits, cessation of business activities or divestiture. This could have a Material Adverse Effect on the Company, including the Company’s reputation and ability to conduct business, the Company’s holding (directly or indirectly) of State and/or Local Cannabis Licenses, the Company’s financial position, operating results, profitability or liquidity or the market price of the Shares. In addition, it is difficult to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

In addition, since the possession, cultivation, manufacturing, and distribution of cannabis and any related drug paraphernalia is prohibited under Federal Cannabis Laws, the Company may be deemed to be aiding-and-abetting criminal activities through the contracts the Company has entered into and the products that the Company intends to distribute. The Company intends to cultivate and manufacture cannabis, and distribute cannabis products through operating dispensaries, and otherwise, lease intellectual property and/or real property in a number of states. As a result, law enforcement authorities, in their attempt to regulate the illicit distribution of cannabis and any related drug paraphernalia, may seek to bring an action or actions against the Company, including, but not limited to, aiding and abetting another’s criminal activities. The federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” As a result of such an action, the Company may be forced to cease certain operations and the Purchaser could lose its entire investment. Such an action would have a Material Adverse Effect on the Company’s business and operations.

State and/or Local Cannabis Regulations are relatively new and constantly evolving, so there are uncertainties as to how the state authorities will interpret and administer applicable regulatory requirements. Any determination that the Company fails to comply with State and/or Local Cannabis Regulations would require the Company either to significantly change or terminate lines of business, or the business as a whole, which would have a Material Adverse Effect on the Company’s business.

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(c)            Regulatory risks are inherent to the Company. The activities of the Company are subject to regulation by Government Authorities. The Company’s business objectives are contingent upon, in part, compliance with regulatory requirements enacted by these Government Authorities and obtaining all regulatory approvals, where necessary, for the distribution of products in each jurisdiction in which the Company proposes to operate. The Company cannot predict the time required to secure all appropriate regulatory approvals, or the extent of testing and documentation that may be required by Government Authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of markets and products and could have a Material Adverse Effect.

No assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail the Company’s ability to cultivate, manufacture, or distribute cannabis. Amendments to current laws and regulations governing the cultivation, manufacturing, or distribution of cannabis, or more stringent implementation thereof could have a Material Adverse Effect on the Company.

(d)            Regulatory scrutiny of the Company’s industry may negatively impact its ability to raise additional capital. The Company’s business activities are expected to rely on newly established and developing laws and regulations, including in a number of states. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely affect the Company’s profitability or cause it to cease operations entirely. The cannabis industry may come under the scrutiny or further scrutiny of the Food and Drug Administration (the “FDA”), the Alcohol and Tobacco Tax and Trade Bureau; the Bureau of Alcohol, Tobacco, Firearms, and Explosives; Securities and Exchange Commission; DOJ; the Financial Industry Regulatory Advisory or other federal, state or other applicable state or non-governmental regulatory authorities or self-regulatory organizations that supervise or regulate the cultivation, manufacture, and distribution of cannabis for medical or adult-use purposes in the United States. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding the Company’s industry may adversely affect the business and operations of the Company, including without limitation, the costs to remain compliant with applicable laws and the impairment of the Company’s business or the ability to raise additional capital, which could reduce, delay or eliminate any return on investment in the Company.

(e)            The size of the Company’s target market is difficult to quantify and the Purchasers will be reliant on their own estimates on the accuracy of market data. Because the cannabis industry is in an early stage with uncertain boundaries, there is a lack of information about comparable companies available for the Purchasers to review in deciding about whether to invest in the Company and, few, if any, established companies whose business model the Company can follow or upon whose success the Company can build. Accordingly, the Purchasers will have to rely on their own estimates in deciding about whether to invest in the Company. There can be no assurance that the Company’s estimates will be accurate or that the market size is sufficiently large for its business to grow as projected or anticipated, which may negatively impact its financial results.

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(f)             The Company may have difficulty accessing the service of banks and processing credit card payments in the United States, which may make it difficult for the Company to operate. In February 2014, the Financial Crimes Enforcement Network (“FinCEN”) bureau of the Treasury Department issued guidance (which is not law) with respect to financial institutions providing banking services to cannabis businesses, including burdensome due diligence expectations and reporting requirements. This guidance does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the DOJ, FinCEN or other federal regulators. Thus, most banks and other financial institutions are not comfortable providing banking services to cannabis- related businesses, or relying on this guidance, which can be amended or revoked at any time. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, the Company may have limited or no access to banking or other financial services in the United States and may have to operate the Company’s business on an all-cash basis. The inability or limitation in the Company’s ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments in the United States may make it difficult for the Company to operate and conduct business as planned.

(g)            Federal trademark and patent protection may not be available for the intellectual property of the Company due to the current classification of marijuana as a Schedule I controlled substance. As long as marijuana remains illegal under Federal Cannabis Laws as a Schedule I controlled substance pursuant to the CSA, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to the Company. As a result, the Company’s intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third- parties. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, the Company can provide no assurance that it will ever obtain any protection of its intellectual property, whether on a federal, state or local level.

(h)            The Company’s contracts may not be legally enforceable in the United States. Because certain of the Company’s contracts involve cannabis and other activities that are not legal under Federal Cannabis Laws and in certain state jurisdictions including Delaware, the Company may face difficulties enforcing such contracts in federal and certain state courts.

(i)             There is uncertainty surrounding the policies of the United States federal government. As a result of the conflict of laws that currently exists between Federal Cannabis Laws and the State and/or Local Cannabis Regulations, investments in cannabis business in the United States are subject to inconsistent laws and regulation. The response to this inconsistency was addressed in August 2013 when then Deputy Attorney General, James Cole, authored the Cole Memorandum (the “Memorandum”). The Memorandum was addressed to all U.S. Attorneys acknowledging that, notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several U.S. states enacted State and/or Local Cannabis Regulations for medical and adult- use purposes. The Memorandum outlined certain priorities for the DOJ relating to the prosecution of cannabis offenses. In particular, the Memorandum noted that in jurisdictions that enacted State and/or Local Cannabis Regulations and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis, conduct in compliance with those State and/or Local Cannabis Regulations is less likely to be a priority at the federal level. In light of limited investigative and prosecutorial resources, the Memorandum concluded that the DOJ should be focused on addressing only the most significant threats related to cannabis. States where State and/or Local Cannabis Regulations had been enacted were not characterized as a high priority.

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On January 4, 2018, then U.S. Attorney General Jeff Sessions issued a memorandum to U.S. Attorneys which rescinded the Memorandum. With the Memorandum rescinded, U.S. federal prosecutors can exercise their discretion, without regard to the priorities enumerated in the Memorandum, in determining whether to prosecute cannabis-related operations that are compliant with State and/or Local Cannabis Regulations but that violate Federal Cannabis Laws.

On March 11, 2021, Merrick Garland was appointed as U.S. Attorney General. At his confirmation hearing, he said, “It does not seem to me a useful use of limited resources that we have, to be pursuing prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise”. He has not yet reissued the Cole Memorandum, however, or issued substitute guidance. In the 2023 Consolidated Appropriations Act (the “Act”), Congress included the Rohrabacher-Farr amendment which prohibits the Department of Justice from spending funds authorized under the Act to interfere with the implementation of state laws that authorize the use, distribution, possession, or cultivation of medical cannabis until September 30, 2023.

Multiple legislative and executive administrative reforms related to cannabis and cannabis-related banking and taxation are currently being considered by the federal government in the United States. Examples include President Biden’s mandate for administrative review of rescheduling cannabis to a lower schedule on the Controlled Substances Act (“CSA”); the States Reform Act; the Cannabis Administration and Opportunity Act; the Marijuana Opportunity, Reinvestment and Expungement Act; the Secure and Fair Enforcement (SAFE) Banking Act; and the Capital Lending and Investment for Marijuana Businesses (CLIMB) Act; H.R. 9702 to amend the Internal Revenue Code of 1986 to allow deductions and credits relating to expenditures in connection with marijuana sales conducted in compliance with State law. There can be no assurance that the administrative review of cannabis will result in rescheduling of cannabis under the CSA, or that any of the above pieces of legislation will be reintroduced in the 118th Congress or ultimately become law in the United States.

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(j)             Due to the classification of marijuana as a Schedule I controlled substance under the CSA, banks and other financial institutions which service the cannabis industry are at risk of violating certain financial laws, including anti-money laundering statutes. Because the cultivation, manufacture, and distribution of cannabis is prohibited under the CSA, banks and other financial institutions providing services to cannabis-related businesses risk violation of federal anti-money laundering statutes (18 U.S.C. §§ 1956 and 1957), the unlicensed money-remitter statute (18 U.S.C. § 1960) and the Bank Secrecy Act. These statutes can impose criminal liability for engaging in certain financial and monetary transactions with the proceeds of a “specified unlawful activity” such as distributing controlled substances which are illegal under federal law, including cannabis, and for failing to identify or report financial transactions that involve the proceeds of cannabis-related violations of the CSA. The Company may also be exposed to the foregoing risks. In the event that any of the Company’s investments, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such investments in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation.

(k)            Third-party service providers to the Company may withdraw or suspend their service under threat of prosecution. Since under Federal Cannabis Laws the possession, cultivation, manufacturing, and distribution of cannabis and any related drug paraphernalia is prohibited, and any such acts are criminal acts under Federal Cannabis Laws, companies that provide goods and/or services to companies engaged in cannabis- related activities may, under threat of federal civil and/or criminal prosecution, suspend or withdraw their services. Any suspension of service and inability to procure goods or services from an alternative source, even on a temporary basis, that causes interruptions in the Company’s operations could have a Material Adverse Effect on the Company’s business.

(l)             FDA regulation of medical-use cannabis and the possible registration of facilities where cannabis is cultivated, manufactured, and/or distributed could negatively affect the medical-use cannabis industry, which would directly affect the Company’s financial condition. Should the federal government legalize cannabis for medical or adult-use use, it is possible that the FDA, would seek to regulate it under the Federal Food, Drug and Cosmetic Act. Additionally, the FDA may issue rules and regulations including, but not limited to, good manufacturing practice, related to the cultivation, manufacturing, advertising, and distribution of cannabis. Clinical trials may be needed to demonstrate efficacy and safety to support medical claims. It is also possible that the FDA would require that facilities where cannabis is cultivated, manufactured, and/or distributed register with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, it is unknown what the impact would be on the cannabis industry, including what costs, requirements and possible prohibitions may be enforced. If the Company is unable to comply with the regulations or registration as prescribed by the FDA it may have a Material Adverse Effect on the Company’s business, operating results and financial condition.

(m)           The Company is likely subject to Section 280E of the Code because of its business activities and the resulting disallowance of tax deductions could cause it to incur more than anticipated U.S. federal income tax. Under Section 280E of the Code (“Section 280E”), “no deduction or credit shall be allowed for any amount paid or incurred during the taxable year in carrying on any trade or business if such trade or business (or the activities which comprise such trade or business) consists of trafficking in controlled substances (within the meaning of schedule I and II of the Controlled Substances Act) which is prohibited by Federal law or the law of any State in which such trade or business is conducted.” Cannabis is classified under schedule I of the CSA. Consequently, this provision has been applied by the IRS to cannabis operations, prohibiting them from deducting ordinary business expenses directly associated with the sale of cannabis. Section 280E therefore has a significant impact on the retail side of cannabis operations, but a lesser impact on cultivation and manufacturing operations. A result of Section 280E is that the effective tax rate on cannabis businesses may be extraordinarily high, and an otherwise profitable business may, in fact, operate at a loss, after taking into account its income tax expenses.

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(n)            The Company’s operations in the United States may become the subject of heightened scrutiny by regulators and other authorities. The Company may be subject to significant direct and indirect interaction with public officials as a result of such heightened scrutiny. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Company’s ability to operate or invest in the United States or any other jurisdiction. Government policy changes or public opinion may also result in a significant influence over the regulation of the cannabis industry. A negative shift in the public’s perception of medical-use and/or adult-use cannabis in the United States or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause state jurisdictions to abandon initiatives or proposals to regulate medical and/or adult-use cannabis, thereby limiting the number of new state jurisdictions into which the Company could expand. Any inability to fully implement the Company’s expansion strategy may have a Material Adverse Effect.

(o)           Your investment in the Company may itself be illegal under U.S. federal law; changes in federal enforcement affecting the cannabis industry may cause adverse effects on the Company’s business. Overall, an investor’s contribution to and involvement in the Company’s activities may result in federal civil and/or criminal prosecution, including forfeiture of his, her or its entire investment.

The Company is complying with state-regulated cannabis programs, regardless of its legal status under U.S. federal law, and your investment has been designed to be compliant with all applicable state laws and regulations to which the Company are subject; however, under U.S. federal law, such investments may be considered illegal under the CSA (particularly 21 U.S.C. § 854) or other indirect criminal liability theories such as aiding and abetting or conspiracy. Additionally, financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes (18 U.S.C. § 1956), the unlicensed money transmitter statute and the U.S. Bank Secrecy Act. If the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets and start more broadly enforcing federal laws regarding cannabis, investors or the Company itself could also face criminal liability; in the event that investors or the Company faces enforcement it would likely be unable to execute its business plan, and its business and financial results would be adversely affected.

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(p)           The Company, Its Officers, Investors Or Other Stakeholders May Be Required To Disclose Personal Information To Government Or Regulatory Entities; Failing To Do So Could Negatively Impact The Company’s Business, Financial Conditions Or Results Of Operations. The Company intends to operate a U.S. state-licensed cannabis business. Acquiring even a minimal or indirect interest in a U.S. state-licensed cannabis business can trigger requirements to disclose officers’, investors’ and other stakeholders’ personal information. While these requirements vary by jurisdiction, some require interest holders to apply for regulatory approval and to provide tax returns, compensation agreements, fingerprints for background checks, criminal history records and other documents and information. Some states require disclosures of directors, officers and holders of more than a specified percentage of equity of the applicant. While some states include exceptions for investments in publicly traded entities, not all states do so, and some such exceptions are confined to companies traded on a U.S. securities exchange. If these regulations apply to the Company, investors, officers and other stakeholders are required to comply with such regulations, or face the possibility that any relevant cannabis license held by the Other Companies could be revoked or cancelled by the state licensing authority.

4.            Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase the Shares at the Closing are subject to the satisfaction or waiver of the following conditions:

4.1           Representations and Warranties. The representations and warranties of the Company and its Subsidiaries contained in Section 2 (i) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of such Closing.

4.2           Performance. The Company and each Subsidiary shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3           Closing Deliveries. At Closing, the Company shall deliver a certificate from the secretary or another officer of the Company certifying (i) the Certificate of Formation and Operating Agreement as in effect at the Closing, and (ii) resolutions of the Board of Managers approving this Agreement and the transactions contemplated under this Agreement. In addition, at Closing the Company shall deliver a certificate from an officer of the Company certifying that the conditions set forth in Sections 4.1 and 4.2 have been fulfilled.

4.4           Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

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5.            Conditions to the Company’s Obligations at Closing. The obligations of Company to sell and issue the Shares at the Closing are subject to the satisfaction or waiver of the following conditions:

5.1           Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 (i) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of such Closing.

5.2           Performance. Each Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Purchaser on or before such Closing.

5.3           Deliveries by the Purchasers at Closing. Each Purchaser shall deliver, prior to Closing, the aggregate Purchase Price for the Shares to be purchased by such Purchaser in accordance with Section 1 hereof. In addition, at Closing each Purchaser shall deliver a certificate from an officer of such Purchaser certifying that the conditions set forth in Sections 5.1and 5.2 have been fulfilled.

6.	Covenants.

6.1	Cannabis Compliance.

(a)            The Company shall in good faith seek to maintain, enforce and update, as necessary, and cause its Subsidiaries to, in good faith, seek to, maintain, enforce and update as necessary, written policies and procedures that are reasonably designed to ensure compliance with all current and future State and/or Local Cannabis Regulations by the Company, its Subsidiaries and each of their respective employees, consultants, officers, directors, managers and board members.

(b)            Neither the Company, nor any Subsidiary, shall, or shall cause any officer, director, manager or employee of the Company or any Subsidiary, or any agent whose activities are being directed by the Company or any Subsidiary, to commit a material violation of any current or future State and/or Local Cannabis Regulations.

6.2           Criminal History. If any officer, director, manager or board member or employee of the Company or any Subsidiary is convicted of a crime for which the Company or such Subsidiary reasonably anticipates or receives written notice from a Government Authority that such conviction jeopardizes any State and/or Local Cannabis License held by the Company or any Subsidiary, the Company will take remedial action in order to maintain such State and/or Local Cannabis Licenses.

6.3           Information. The Purchasers shall use their reasonable best efforts to comply with, and shall use their reasonable best efforts to cause their Affiliates to comply with, all reasonable requests of the Company to provide information and documents as is necessary for the Company to comply with applicable State and/or Local Cannabis Regulations.

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7.	Share Restrictions & Rights.

7.1           Power of Attorney. Each Purchaser does hereby constitute and appoint any officer or manager (the “Officer”) of the Company as the true and lawful attorney for such Purchaser, and in the name, place and stead of the Purchaser, to execute and deliver any and all stock transfers, endorsements or other instruments required to be executed and delivered in connection with the exercise by the Company of its repurchase rights set forth herein. This power of attorney is hereby coupled with an interest and shall be irrevocable by the undersigned, subject to the termination provisions set forth herein.

7.2           Share Certificate. The Secretary of the Company shall hold the certificates representing the Shares.

7.3           Repurchase Rights. The Company shall have the right, but not the obligation, at any time [on or before [●] or] at any time after [●], to purchase all of the Shares owned by any Purchaser at a purchase price per Share equal to the Repurchase/Put Price , which shall be payable in either cash or Canopy Shares, as determined in the sole discretion of the Company[; provided, however, that , in the event that the Company exercises such purchase right on or before [●], the Repurchase/Put Price shall be equal to the per Share value at the Closing and shall be paid in cash]. The Company shall exercise such purchase rights by written notice (“Exercise Notice”) given to the Purchaser and [in the event such exercise occurs after [●],] the Company shall either pay to the Purchaser: (i) an amount in cash equal to the aggregate amount of the Repurchase/Put Price payable to such Purchaser by wire transfer of immediately available funds; or (ii) the Company shall cause Canopy to issue the number of Canopy Shares having an aggregate value equal to aggregate Repurchase/Put Price payable to such Purchaser to be determined by dividing such aggregate Repurchase/Put Price by the Fair Market Value of a Canopy Share measured as of the second Trading Day immediately preceding the date of issuance. In the event that (i) the Repurchase/Put Price is satisfied in Canopy Shares; (ii) the Purchaser sells such Canopy Shares within 10 days of the issuance of such Canopy Shares; (iii) the Purchaser provides the Company with evidence of the gross proceeds from the sale of such Canopy Shares; and (iv) the gross proceeds from the sale of such Canopy Shares are less than the Repurchase/Put Price, then, in such circumstances, the Company shall make a cash payment to the Purchaser equal to the difference between the gross proceeds from the sale of such Canopy Shares and the Repurchase/Put Price. The Company may assign its rights under this Section 7.3 to any Person; provided, that the assignee agrees to be bound by the terms of this Agreement and assumes all of the Company’s obligations hereunder; provided further, that the Company remains primarily liable if the assignee does not perform under this Agreement. The closing of any such purchase and sale transaction shall occur within 30 days of the Company (or its assignee) delivering the Exercise Notice. Each Purchaser agrees that it will perform its obligations hereunder and will ratify and confirm all that the Company may do or cause to be done pursuant to the foregoing. Each Purchaser agrees that it shall execute and deliver all documents and agreements, and take all other actions, that the Company may reasonably request in order to consummate any repurchase as contemplated herein.

For purposes of this Section 7.3 and Section 7.4, “Repurchase/Put Price” means the fair market value of a Share as determined by an appraiser appointed by the Company in its sole discretion, assuming that the Company was offered for sale in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price per Share is not affected by undue stimulus at such time or any control or voting rights premium, all on the basis of the long-term value of the Company as opposed to being determined by short-term market conditions. Implicit in this definition is the consummation of a sale as of the date of the Exercise Notice or Put Notice, as the case may be, and the passing of title from the seller to the buyer whereby: (i) the buyer and seller are typically motivated; (ii) both parties are well informed or well advised and acting in what they consider their own best interests; (iii) a reasonable time is allowed for exposure in the open market; (iv) payment is made in cash; and (v) the price per Share represents the normal consideration for the Company, on a per Share basis, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale, but taking into account the assumption by the buyer of any financing to the extent that it may be assumed by the buyer.

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7.4           Put Right. Each Purchaser shall have the right, but not the obligation, at any time after Canopy has converted its Exchangeable Shares into Class B Shares, to put all (and only all) of the Shares owned by such Purchaser to the Company at the Repurchase/Put Price, which shall be payable in either cash or Canopy Shares, as determined in the sole discretion of the Company. Such Purchaser shall exercise such put right by written notice (“Put Notice”) given to the Company and the Company shall either pay to such Purchaser: (i) an amount in cash equal to the aggregate amount of the Repurchase/Put Price payable to such Purchaser by wire transfer of immediately available funds; or (ii) the Company shall cause Canopy to issue the number of Canopy Shares having an aggregate value equal to aggregate Repurchase/Put Price payable to such Purchaser to be determined by dividing such aggregate Repurchase/Put Price by the Fair Market Value of a Canopy Share measured as of the second Trading Day immediately preceding the date of issuance. The closing of any such purchase and sale transaction shall occur within 30 days of such Purchaser delivering the Put Notice. The Company agrees that they shall, and shall cause Canopy to, execute and deliver all documents and agreements, and take all other actions, that such Purchaser may reasonably request in order to consummate any sale as contemplated herein.

7.5           Transfer. Each Purchaser may Transfer its Shares in accordance with the terms of the Operating Agreement.

For purposes of this Section 7.5, “Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Shares owned by a Person or any interest (including a beneficial interest) in any Shares owned by a Person.

8.	Indemnification.

8.1           Survival. Unless otherwise set forth in this Agreement, the representations and warranties of the Company contained in or made pursuant to this Agreement shall survive the Closing for a period of six months following the Closing.

8.2           Indemnification by the Company. The Company shall indemnify the Purchasers and their Affiliates and the respective successors and assigns of each of the foregoing (collectively, the “Purchaser Indemnitees”) from and against any and all actual and direct Losses (as hereinafter defined) as a result of any inaccuracy in or breach of the of the representations or warranties of the Company or any Subsidiary set forth in Section 2 of this Agreement (subject to Section 8.1) or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company under this Agreement. “Losses” means actually incurred, out of pocket losses, costs, damages, penalties and expenses (including reasonable attorneys’ fees and expenses), but not including (a) indirect, special, speculative, incidental or consequential losses; (b) liabilities, damages or expenses incurred due to the interruption of the Purchaser Indemnitee’s business or lost income, revenues or profits (such as multiples of earnings) or diminution in value; or (c) punitive damages except to the extent such punitive damages are actually awarded to a third party.

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8.3           Limitations on Indemnification. Notwithstanding the foregoing, the Company shall not be liable to the Purchaser Indemnitees until the aggregate amount of all Losses in respect of indemnification under Section 8.2 exceeds 1.0% of the aggregate Purchase Price (the “Floor Amount”). If the Floor Amount is exceeded, the Company shall be liable to the Purchaser Indemnitees under Section 8.2 for all such Losses that exceed the Floor Amount. The aggregate amount of all Losses for which the Company shall be liable pursuant to Section 8.2 shall not exceed the aggregate Purchase Price.

9.	Miscellaneous.

9.1           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided that no Purchaser may assign their rights under this Agreement without the approval of the Company, not to be unreasonably withheld. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2           Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

9.3           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.4           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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9.5	Notices.

(a)            General. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 9.5.

(b)            Consent to Electronic Notice. Each Purchaser consents to the delivery of any member notice pursuant to the Delaware Limited Liability Company Act (the “DLLCA”), or the Operating Agreement, as either may be amended or superseded from time to time, by electronic transmission at the e-mail address set forth below such Purchaser’s name on the signature page or Exhibit A, as updated from time to time by notice to the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Purchaser agrees to promptly notify the Company of any change in its e-mail address, and that failure to do so shall not affect the foregoing. Each Purchaser acknowledges and agrees that they are not entitled to, and waives to the extent permitted under the DLLCA any right to, receive any financial reports of the Company.

9.6           No Finder’s Fees; Costs and Expenses. Each Purchaser represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability resulting from any commission or compensation in the nature of a finder’s or broker’s fee arising out of such Purchaser’s involvement with this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its trustees, beneficiaries, officers, employees or representatives is responsible. Except as otherwise expressly provided in this Agreement, each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.7           Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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9.8           Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and those Purchasers holding at least 80% of the Shares issued pursuant to this Agreement.

9.9           Paramountcy. In the event of a conflict between any term of this Agreement and the Operating Agreement, the provisions of the Operating Agreement shall prevail and govern.

9.10         Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.11         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non- defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.12         Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

9.13	Dispute Resolution.

(a)            Subject to Section 9.14, any dispute, controversy, or claim arising out of, relating to, or in connection with, this Agreement or any breach, termination, or validity thereof (a “Dispute”) shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York.

(b)            The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the “Claimant”) shall appoint its arbitrator in its request for arbitration (a “Request”). The other party (the “Respondent”) shall appoint its arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30 day period, the arbitrator named in the Request shall decide the Dispute as the sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 15 days after the Respondent has notified the Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the parties have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of such appointment. If the two arbitrators appointed by the parties fail or are unable to appoint a third arbitrator or to notify the parties of such appointment, then the third arbitrator shall be appointed by the President of the American Arbitration Association which shall promptly notify the parties of the appointment of the third arbitrator. The third arbitrator shall act as chairman of the panel.

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(c)            The arbitration award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgement upon award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

9.14         Equitable Remedies. Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including reasonable attorneys’ fees and expenses.

9.15         Publicity. Each Purchaser shall treat and hold as confidential all of the terms and conditions of this Agreement and the transactions contemplated hereby; provided, however, that a Purchaser may disclose such information to the its spouse, equity owners, directors, managers, trustees, officers, employees, legal counsels, accountants, financial planners and/or other advisors or representatives on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto. For greater certainty, the Company may disclose such information to Canopy as is necessary for Canopy to disclose in order to comply with applicable law and the rules and regulations of the Toronto Stock Exchange, Nasdaq or such other stock exchange on which the Canopy Shares are trading at the applicable time. No Purchaser shall issue any press release, filing, public announcement or other public disclosure relating to the subject matter of this Agreement without the prior written approval of the Company and Canopy.

9.16         Independent Legal Advice. Each Purchaser acknowledges and agrees that (i) it has received independent legal advice from its own lawyers with respect to the terms of this Agreement before its execution or by executing this Agreement has expressly agreed to waive its right to do so; (ii) it has read this Agreement, understands it, and agrees to be bound by its terms and conditions; and (iii) it has received a copy of this Agreement.

9.17         Acknowledgment Regarding Federal Cannabis Laws. As used herein, “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing. The parties acknowledge and agree that that no party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement, or the activities or the Company or any of its Subsidiaries, with any Federal Cannabis Laws. Each of the parties acknowledges and agrees on its own behalf and on behalf of any of its Affiliates, that the transactions contemplated by this Agreement do not violate public policy and, to the extent provided under applicable law, agrees to waive on such party’s own behalf and on behalf of any of such party’s Affiliates illegality as a defense to contractual claims arising out of this Agreement or in any other document, instrument, or agreement entered into in connection the transactions contemplated hereby or thereby.

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9.18         Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

COMPANY:

By:
Name:
(print)
Title:
Address:

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

PURCHASERS:

[●]

By:
Name:
Title:

[Signature Page to Share Purchase Agreement]

EXHIBIT A

PURCHASERS

DISCLOSURE SCHEDULE

The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed in any section of the Disclosure Schedule shall qualify other sections in of the Disclosure Schedule only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Disclosure Schedule (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. This Disclosure Schedule includes brief descriptions or summaries of certain agreements and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been provided to the Purchasers or their respective counsel.

EXHIBIT C

PROTECTION AGREEMENT

See Attached

EXECUTION VERSION

SECOND AMENDED AND RESTATED PROTECTION AGREEMENT

CANOPY USA, LLC

- and -

11065220 CANADA INC.

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CANOPY GROWTH CORPORATION

January 25, 2024

TABLE OF CONTENTS

1.	DEFINITIONS		4
2.	CONDUCT OF BUSINESS OF THE COMPANY		11
	(a)	Conduct	11
	(b)	Restrictions	11
	(c)	Obligations	13
	(d)	Notices	14
	(e)	Updates	15
	(f)	Annual Business Plan	15
	(g)	Manager Rights	15
	(h)	Access	15
	(i)	Audit	16
	(j)	Investigations	16
	(k)	Public Announcements	16
	(l)	Government Filings	16
	(m)	Exercise of Conditional Options	16
	(n)	TerrAscend Conversion	17
	(o)	Acreage Acquisition	17
3.	REPRESENTATIONS AND WARRANTIES		17
4.	MISCELLANEOUS		19
	(a)	Successors and Assigns	19
	(b)	Governing Law	19
	(c)	Counterparts	19
	(d)	Titles and Subtitles	19
	(e)	Notices	20
	(f)	Amendments and Waivers	20
	(g)	Further Assurances	20
	(h)	No Third-Party Beneficiaries	20
	(i)	Publicity	20
	(j)	Severability	20
	(k)	Entire Agreement	20
	(l)	Injunctive Relief	21
	(m)	Costs and Expenses	21
	(n)	Construction	21
	(o)	Waiver of Jury Trial	21
	(p)	Exclusive Venue	22
	(q)	Acknowledgement	22
	(r)	Control of the Business	22
	(s)	Delays or Omissions	22

SECOND AMENDED AND RESTATED PROTECTION AGREEMENT

THIS SECOND AMENDED AND RESTATED PROTECTION AGREEMENT made effective the 25th day of January, 2024.

AMONG:

11065220 Canada Inc., a corporation existing under the federal laws of Canada (“Canopy Sub”)

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Canopy USA, LLC, a limited liability company existing under the laws of the State of Delaware

(the “Company”)

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Canopy Growth Corporation, a corporation existing under the federal laws of Canada (“Canopy”)

(collectively, the “Parties” or individually, the “Party” as the context requires)

WHEREAS Canopy Sub currently owns non-voting, non-participating exchangeable shares of the Company (“Exchangeable Shares”), which are convertible into class B shares of the Company (the “Class B Shares”);

AND WHEREAS Canopy Sub currently owns class B units (“New LP I Exchangeable Units”) of Canopy USA I Limited Partnership (“New LP I”), which are convertible into class A units of New LP I (“New LP I Class A Units”);

AND WHEREAS the New LP I Exchangeable Units are non-voting, non-participating shares of New LP I;

AND WHEREAS Canopy currently owns class B units (“New LP II Exchangeable Units”) of Canopy USA II Limited Partnership (“New LP II”), which are convertible into class A units of New LP II (“New LP II Class A Units”);

AND WHEREAS the New LP II Exchangeable Units are non-voting, non-participating shares of New LP II;

AND WHEREAS Canopy currently owns class B units (“New LP III Exchangeable Units”) of Canopy USA III Limited Partnership (“New LP III”), which are convertible into class A units of New LP III (“New LP III Class A Units”);

AND WHEREAS the New LP III Exchangeable Units are non-voting, non-participating shares of New LP III;

AND WHEREAS the Company is the general partner of New LP I, New LP II and New LP III;

AND WHEREAS the Parties entered into a protection agreement (the “Original Protection Agreement”) dated October 24, 2022 in order for the Company to provide Canopy Sub and Canopy certain assurances that it will not intentionally erode the value of the Exchangeable Shares, the New LP I Exchangeable Units, the New LP II Exchangeable Units or the New LP III Exchangeable Units;

AND WHEREAS the Parties entered into an amended and restated protection agreement (the “Amended and Restated Protection Agreement”) dated May 19, 2023;

AND WHEREAS the Parties wish to amend and restate the terms of the Amended and Restated Protection Agreement, as provided in this Agreement;

NOW THEREFORE in consideration of the foregoing premises, which are an integral part hereof, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS.

In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement:

(a)	“Acreage” means Acreage Holdings, Inc., a corporation existing under the laws of the Province of British Columbia;

(b)	“Acreage Acquisition” has the meaning ascribed thereto in Section 2(n);

(c)	“Agreement” means this second amended and restated protection agreement, which amends and restates the Amended and Restated Protection Agreement, as the same may be amended, supplemented or restated.

(d)	“Affiliate” means, with respect to the Person to which it refers, (i) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (ii) any officer, director or shareholder of such Person, (iii) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (i) and (ii), and (iv) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(e)	“Amended Interim Period” means the period commencing on the date hereof until the latest of such time as (i) all of the Exchangeable Shares held by Canopy Sub are, at the sole discretion of Canopy Sub, converted into Class B Shares; (ii) all of the New LP I Exchangeable Units held by Canopy Sub are, at the sole discretion of Canopy Sub, converted into New LP I Class A Units; (iii) all of the New LP II Exchangeable Units held by Canopy are, at the sole discretion of Canopy, converted into New LP II Class A Units; and (iv) all of the New LP III Exchangeable Units held by Canopy are, at the sole discretion of Canopy, converted into New LP III Class A Units;

(f)	“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Body having jurisdiction over the Person necessary to carry on its business as now being conducted;

(g)	“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York or Toronto, Ontario;

(h)	“Business Plan” means for the subsequent 12-month period, broken-down by month: (i) a description of proposed operations of the Company and its Subsidiaries; (ii) a forecast for the Company and its Subsidiaries, in the form attached hereto as Exhibit A, that includes: (A) an income statement, including estimated Gross Sales, promotions and discounts, Net Sales, COGS, gross profit, Marketing Expenditures, CAM, operating expenses, operating profit, other expenses, pre-Tax income, after-Tax income; (B) a cash flow statement; (C) a balance sheet; (D) a capital expenditure plan; and (E) estimated EBITDA; and (iii) such other matters as the Company may reasonably consider to be necessary to illustrate the results intended to be achieved by the Company during such 12-month period;

(i)	“CAM” means Net Sales less (i) COGS; and (ii) Marketing Expenditures;

(j)	“Cannabis” means (i) all living or dead material, plants, seeds, plant parts or plant cells from any cannabis species or subspecies other than Hemp, including wet and dry material, trichomes, oil and extracts from cannabis other than Hemp (including cannabinoid or terpene extracts from any cannabis plant other than Hemp), and (ii) biologically or synthetically synthesized analogs of cannabinoids extracted, using micro-organisms, from any cannabis plant other than Hemp;

(k)	“Canopy” has the meaning ascribed thereto in the preamble to this Agreement;

(l)	“Canopy Shares” means common shares in the capital of Canopy;

(m)	“Canopy Sub” has the meaning ascribed thereto in the preamble to this Agreement;

(n)	“Class A Shares” means the class A shares of the Company;

(o)	“Class B Shares” has the meaning ascribed thereto in the recitals to this Agreement;

(p)	“CBG” means CBG Holdings LLC, a limited liability company existing under the laws of the State of Delaware;

(q)	“COGS” means the cost of goods sold as determined in accordance with U.S.GAAP;

(r)	“Company” has the meaning ascribed thereto in the preamble to this Agreement;

(s)	“Company Board” means the board of managers of the Company as constituted from time to time;

(t)	“Company Employees” means the employees of the Company (if any) and its Subsidiaries;

(u)	“Conditional Options” means the Jetty Options, the Wana Options and the Cultiv8 Option;

(v)	“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, instrument, purchase order, bid or other agreement;

(w)	“Copyrights” means any and all works of authorship, copyrightable subject matter, copyrights, mask works, and database rights, together with all website content, source code, computer programs, digital content, forms, manuals, reports, guidelines, labels, documents, advertising materials, promotional materials, and marketing materials, all translations, derivative works, adaptations, compilations and combinations of the foregoing, and all applications, registrations and renewals in connection therewith;

(x)	“Cultiv8 Option” means the option to acquire 19.99% of the Membership Interests of Cultiv8 Interests LLC pursuant to an option agreement dated December 22, 2021 between Canopy Growth USA, LLC and Ad Astra Holdings LLC;

(y)	“Debt” means any (i) obligations relating to indebtedness for borrowed money; (ii) obligations evidenced by bonds, notes, debentures or similar instruments; (iii) obligations in respect of capitalized leases (calculated in accordance with U.S. GAAP); (iv) obligations for the deferred purchase price of property or services; (v) obligations in the nature of guarantees of obligations of the type described in clauses (i) through (iv) above of any other Person; and (vi) all accrued interest in respect of any of the foregoing and any applicable prepayment, redemption, breakage, make- whole or other premiums, fees or penalties;

(z)	“Domain Names” means any and all Internet addresses and domain names, together with all applications, registrations and renewals in connection therewith;

(aa)	“EBITDA” means, in respect of any fiscal period, the consolidated net income (loss) of the Company in such fiscal period plus without duplication and to the extent deducted in determining consolidated net income (loss) for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, and (iii) all amounts attributable to depreciation and amortization expense for such period, all elements as determined in accordance with U.S. GAAP;

(bb)	“Elevate Debt” means the Debt owing pursuant to (i) an interest bearing loan with a principal amount of US$47,437,648 advanced by Canopy Sub to Canopy Elevate I, LLC on April 14, 2022; (ii) an interest bearing loan with a principal amount of US$147,360,762 advanced by Canopy Sub to Canopy Elevate II, LLC on April 14, 2022; and (iii) an interest bearing loan with a principal amount of US$4,037,447 advanced by Canopy Sub to Canopy Elevate III, LLC on April 14, 2022, as each of the foregoing may be amended, restated, amended and restated, extended, replaced, supplemented or otherwise modified from time to time, provided that any refinancing thereof shall not exceed the principal amount being refinanced plus any unpaid interest, costs, fees and other reasonable expenses;

(cc)	“Exchangeable Shares” has the meaning ascribed thereto in the recitals to this Agreement;

(dd)	“Fair Market Value” means, (i) if the Canopy Shares or the Parent Shares, as applicable, are listed on only one stock exchange, the volume weighted average trading price per Canopy Share or the Parent Share, as applicable, on such stock exchange during the immediately preceding five Trading Days; or (ii) if the Canopy Shares or the Parent Shares, as applicable, are listed on more than one stock exchange, the price as determined in accordance with clause (i) above for the primary stock exchange on which the greatest volume of trading of the Canopy Shares or the Parent Shares, as applicable, occurred during the immediately preceding five Trading Days;

(ee)	“Governmental Body” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange;

(ff)	“Greenstar” means Greenstar Canada Investment Limited Partnership, a partnership existing under the laws of the Province of British Columbia;

(gg)	“Gross Sales” means gross sales or revenue as determined in accordance with U.S. GAAP;

(hh)	“Hemp” has the meaning set forth in Section 297A of the Agricultural Marketing Act of 1946 (7 U.S.C. § 1621 et seq.), as amended by Public Law No. 115-334, and as may be further amended from time to time;

(ii)	“Intellectual Property” means all intellectual property, intellectual property rights and all proprietary rights of any type in any jurisdiction throughout the world, whether registered or unregistered, whether published or not published, including the following and all rights of the following types, together with all rights, title and interests otherwise pertaining to or deriving from: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Proprietary Information; (v) Domain Names; (vi) Social Media Identifiers; (vii) all design rights, economic rights, moral rights, publicity rights, privacy rights and shop rights; (vii) all Software; (ix) all intellectual property licenses and sublicenses; (x) all rights to claim priority to, file an application for, and obtain a grant, renewal and extension in connection with any of the foregoing; (xi) all applications, registrations and renewals in connection with any of the foregoing; (xii) all rights to assert, defend and recover title in connection with any of the foregoing; (xiii) all rights to sue and recover for any past, present and future infringement, misappropriation, violation, damages, lost profits, royalties, payments and proceeds in connection with any of the foregoing; (xiv) all other intellectual property or proprietary rights; and (xv) all copies and tangible embodiments of any of the foregoing;

(jj)	“Jetty Options” means the options to acquire Lemurian, Inc. pursuant to two option agreements dated May 17, 2022 between Canopy and/or Canopy Oak, LLC and the other parties named therein;

(kk)	“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, directive, consent agreement, constitution or treaty of any Governmental Body, including common law, other than the U.S. Federal Cannabis Laws;

(ll)	“Liability” means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due;

(mm)	“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, lien for Taxes, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction;

(nn)	“Manager Appointee” has the meaning ascribed thereto in Section 2(g) of this Agreement;

(oo)	“Marketing Expenditures” means all expenditures incurred in connection with marketing, advertising, promotions, trade-shows, sponsorship and endorsements;

(pp)	“Net Sales” means Gross Sales less discounts, buy-downs, bona fide returns and refunds and exclusive of the amount of any tax or fee imposed by any Governmental Body directly on Gross Sales, including any excise Taxes and/or Taxes collected from customers if such Tax is added to the selling price actually remitted to such Governmental Body;

(qq)	“New LP I” has the meaning ascribed thereto in the recitals to this Agreement;

(rr)	“New LP I Class A Units” has the meaning ascribed thereto in the recitals to this Agreement;

(ss)	“New LP I Exchangeable Units” has the meaning ascribed thereto in the recitals to this Agreement;

(tt)	“New LP II” has the meaning ascribed thereto in the recitals to this Agreement;

(uu)	“New LP II Class A Units” has the meaning ascribed thereto in the recitals to this Agreement;

(vv)	“New LP II Exchangeable Units” has the meaning ascribed thereto in the recitals to this Agreement;

(ww)	“New LP III” has the meaning ascribed thereto in the recitals to this Agreement;

(xx)	“New LP III Class A Units” has the meaning ascribed thereto in the recitals to this Agreement;

(yy)	“New LP III Exchangeable Units” has the meaning ascribed thereto in the recitals to this Agreement;

(zz)	“Operating Cash Flow” means cash flows from operating activities as calculated in accordance with U.S. GAAP;

(aaa)	“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) as the same may evolve from time to time and subject to any commercially reasonable changes to the foregoing to accommodate changes in the business of the Company from time to time that are made in accordance with this Agreement;

(bbb)	“Organizational Documents” means (i) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement; (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any Law; and (iii) any amendment or modification to any of the foregoing;

(ccc)	“Parties” or “Party” has the meaning ascribed thereto in the preamble to this Agreement;

(ddd)	“Parent Shares” means, in the event that Canopy is acquired, the shares of such acquirer, provided that such acquiror shares shall be listed on the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange, the NEO Exchange Inc., the New York Stock Exchange, the Nasdaq Global Select Market or the London Stock Exchange;

(eee)	“Patents” means any and all patents and patent applications, including all reissuances, continuations, continuations-in-part, divisions, provisionals, non-provisionals, extensions, re- examinations, inter partes review applications, post grant review applications, covered business method applications, applications claiming or providing priority thereto, applications based on any inventions, and all certificates and patents issued therefrom;

(fff)	“Permitted Debt” has the meaning ascribed thereto in Section 2(b)(xii);

(ggg)	“Permitted Lien” means any: (i) purchase-money security interest or capital lease up to the maximum aggregate amount of the Permitted Debt at any time incurred by the applicable entities in connection with the purchase or leasing of capital equipment; (ii) Lien securing Debt up to the maximum aggregate amount of the Permitted Debt at any time at the applicable entities; and (iii) Lien consented to in writing by Canopy Sub or, in respect of New LP II or New LP III, Canopy.

(hhh)	“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, estate, trust, unincorporated organization, Governmental Body or other entity, of whatever nature;

(iii)	“Proprietary Information” means any and all trade secrets, know-how, confidential or proprietary information, any information that derives economic value from not being generally known, inventions, ideas, discoveries, research, development, improvements, processes, methods, formulas, compositions, substances, models, materials, parameters, procedures, techniques, therapies, treatments, technologies, devices, systems, modules, studies, protocols, budgets, tests, test and study results, diagnoses, analyses, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and technical, clinical, operational, financial and business information;

(jjj)	“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Body, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Body, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Body, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective;

(kkk)	“Representatives” means a Party’s directors, officers, employees and advisors;

(lll)	“Repurchase Right” means the Company’s right, but not the obligation, at any time, to purchase any Class A Shares issued at a purchase price (the “Repurchase Price”) which shall be payable in either cash, Canopy Shares or Parent Shares, as determined in the sole discretion of the Company; provided that the Company exercises such purchase right by written notice to the holder of the Class A Shares subject to the purchase right and the Company shall pay to such shareholder: (i) an amount in cash equal to the aggregate amount of the Repurchase Price payable to such shareholder by wire transfer of immediately available funds; or (ii) the Company shall cause Canopy to issue the number of Canopy Shares or Parent Shares, as applicable, having an aggregate value equal to the aggregate Repurchase Price payable to such shareholder to be determined by dividing such aggregate Repurchase Price by the Fair Market Value measured as of the second Trading Day immediately preceding the date of issuance;

(mmm)	“Repurchase Price” has the meaning ascribed thereto in the definition of Repurchase Right;

(nnn)	“Required Manager Criteria” means an individual who (i) is independent (as defined in Rule 5605(a)(2) of the Nasdaq Stock Market LLC Rules) of Canopy and the Company; (ii) meets the qualification requirements to serve as a manager under applicable Laws and the rules of any stock exchange on which the Canopy Shares are then listed; (iii) is not subject to any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act; (iv) is not subject to any (A) criminal convictions, court injunction, or restraining orders; (B) order of a state or federal regulator; (C) SEC disciplinary order; (D) SEC cease-and-desist order; (E) SEC stop order; (F) suspension or expulsion from membership in a self-regulatory organization; or (G) U.S. Postal Service false representation orders; (v) is financially sophisticated (as defined in Rule 5605(c)(2)(A) of the Nasdaq Stock Market LLC Rules) and (vi) has sufficient qualification, education, and experience to effectively carry out the responsibilities of the proposed position;

(ooo)	“SEC” means the United States Securities and Exchange Commission;

(ppp)	“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations;

(qqq)	“Social Media Identifiers” means all social media accounts, corporate identifiers, website addresses, pages, profiles, handles, feeds, registrations, and presences, together with all content and data thereof and all account information, user names and passwords necessary to access, transfer, use and update any of the foregoing;

(rrr)	“Software” means all (i) software, computer programs, applications, systems, code, data, databases, and information technology, including firmware, middleware, drivers, system monitoring software, algorithms, models, methodologies, program interfaces, source code, object code, html code, and executable code; (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise; (iii) development and design tools, utilities, and libraries; (iv) technology supporting websites, digital contents, user interfaces, and the contents and audiovisual displays of websites; (v) all versions, updates, corrections, enhancements, and modifications thereto; and (vi) media, documentation and other works of authorship, including forms, user manuals, developer notes, comments, support, maintenance and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded;

(sss)	“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be controlled by or control any manager, management board, managing director or general partner of such business entity (other than a corporation). For greater certainty, a Subsidiary of the Company shall include New LP I, New LP II and New LP III. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary;

(ttt)	“Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto, whether disputed or not;

(uuu)	“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(vvv)	“TerrAscend” means TerrAscend Corp., a corporation existing under the laws of the Province of Ontario;

(www)	“TerrAscend Exchangeable Shares” means the exchangeable shares in the capital of TerrAscend owned legally or beneficially, either directly or indirectly, by the Company or any of its Subsidiaries;

(xxx)	“TerrAscend Option” means the option held, legally or beneficially, either directly or indirectly, by the Company or any of its Subsidiaries, to acquire 1,072,450 common shares of TerrAscend for an aggregate exercise price of $1.00 pursuant to an option agreement dated January 13, 2021;

(yyy)	“Trademark License Agreement” means the trademark license agreement dated September 1, 2022 between the Company and Canopy;

(zzz)	“Trademarks” means any and all trademarks, service marks, certification marks, collective marks, logos, symbols, slogans, trade dress, trade names, brand names, corporate or business names, and all other source or business identifiers, together with all translations, adaptations, derivations and combinations of the foregoing, all goodwill of the business associated with each of the foregoing, all common law rights thereto, and all applications, registrations and renewals in connection therewith;

(aaaa)	“Trading Day” means, with respect to a stock exchange, a day on which such exchange is open for the transaction of business;

(bbbb)	“U.S. Federal Cannabis Laws” means any U.S. federal law, civil, criminal or otherwise, that prohibit or penalize, the advertising, cultivation, harvesting, production, distribution, sale and possession of Cannabis and/or related substances or products containing or relating to the same, and related activities, including the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 3(c), the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960;

(cccc)	“U.S. GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants; and

(dddd)	“Wana Options” means the options to acquire all of the membership interests in Mountain High Products, LLC, The Cima Group, LLC and Wana Wellness, LLC pursuant to the three option agreements dated October 14, 2021 between Canopy and the other parties named therein.

2.	CONDUCT OF BUSINESS OF THE COMPANY.

(a)	Conduct. The Company covenants and agrees that, during the Amended Interim Period, except: (i) with the prior written consent of Canopy Sub; (ii) as expressly required or permitted by this Agreement; or (iii) as required by applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the Ordinary Course of Business and in accordance with its Organizational Documents, the Trademark License Agreement, all applicable Laws, and, until the date that CBG and Greenstar have exchanged their respective Canopy Shares held for exchangeable shares in the capital of Canopy, all U.S. Federal Cannabis Laws, and the Company shall maintain and preserve its and its Subsidiaries’ business organizations, properties, assets, rights, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which the Company or any of its Subsidiaries has material business relations.

(b)	Restrictions. Without limiting the generality of Section 2(a), the Company covenants and agrees that, during the Amended Interim Period, except: (i) with the prior written consent of Canopy Sub or Canopy, in respect of New LP II or New LP III; (ii) as expressly required or permitted by this Agreement; or (iii) as required by applicable Laws, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)	amend its Organizational Documents or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(ii)	declare, set aside or pay any dividend or other distribution of any kind or nature (whether in cash, stock or property or any combination thereof) in respect of any securities, other than dividends between the Company and wholly-owned Subsidiaries;

(iii)	split, combine or reclassify any securities of the Company or any of its Subsidiaries;

(iv)	redeem, repurchase, or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any securities of the Company or any of its Subsidiaries;

(v)	issue additional securities of the Company or any of its Subsidiaries to any Person other than Canopy Sub or, in the case of New LP II and New LP III, Canopy, provided that any securities of the Company that are issued to a Person other than Canopy Sub shall have a Repurchase Right;

(vi)	create any new Subsidiaries, other than Subsidiaries that are wholly-owned by the Company or another Subsidiary of the Company, or cause any wholly-owned Subsidiary of the Company to become non-wholly-owned;

(vii)	amend the terms of any of the securities of the Company or any Subsidiary;

(viii)	reorganize, amalgamate or merge the Company or any Subsidiary with a third-party;

(ix)	undertake any voluntary dissolution, liquidation or winding-up of the Company or any Subsidiary or any other distribution of assets of the Company or any Subsidiary for the purpose of winding-up its affairs;

(x)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(xi)	enter into any Contract for Debt that exceeds, at any time, $500,000;

(xii)	incur Debt other than (A) the Elevate Debt; (B) the Debt on the date of closing constituting any of the Conditional Options; (C) the Debt of Acreage on the date that Acreage becomes a Subsidiary of the Company; (D) any refinancing of any of the foregoing Debt in an aggregate principal amount not to exceed the principal amount being refinanced plus any unpaid interest, costs, fees and other reasonable expenses; and (E) Debt that does not exceed, at any time, $500,000 (the “Permitted Debt”); provided that any refinancing of the Elevate Debt or the Debt of Acreage shall only be incurred by such entities and their Subsidiaries that are obligors thereunder on the date hereof (if any);

(xiii)	pledge or otherwise encumber, or authorize the pledge or other encumbrance of any securities of the Company or any of its Subsidiaries, or any options, warrants, restricted share units or similar rights exercisable or exchangeable for or convertible into securities of the Company or any of its Subsidiaries, or other rights that are linked to the price or the value of any securities of the Company or any of its Subsidiaries (other than the foregoing entered into or effected pursuant to the terms of this Agreement);

(xiv)	create, issue, incur, assume or permit to exist any lease, Lien or other encumbrance upon or against any property, asset or undertaking of the Company or any of its Subsidiaries, other than Permitted Liens;

(xv)	enter into any Contract containing any provision restricting, impeding or preventing Canopy Sub from converting the Exchangeable Shares into Class B Shares;

(xvi)	enter into any Contract containing any provision restricting, impeding or preventing Canopy Sub from converting the New LP I Exchangeable Units into New LP I Class A Units;

(xvii)	enter into any Contract containing any provision restricting, impeding or preventing Canopy from converting the New LP II Exchangeable Units or the New LP III Exchangeable Units, respectively, into New LP II Class A Units or New LP III Class A Units, as applicable;

(xviii)	nominate or appoint any individual that does not serve on the Company Board as of the date hereof if such individual does not meet the Required Manager Criteria;

(xix)	enter into any Contract that provides for a payment to any current, former or future Company Employee or any current, former or future manager of the Company in the event that either (A) Canopy Sub converts the Exchangeable Shares into Class B Shares; (B) Canopy Sub converts the New LP I Exchangeable Units into New LP I Class A Units; (C) Canopy converts the New LP II Exchangeable Units into New LP II Class A Units; (D) Canopy converts the New LP III Exchangeable Units into New LP III Class A Units; or (E) Canopy Sub or an Affiliate of Canopy Sub acquires the Company;

(xx)	make any loan to any officer, manager, Company Employee or consultant of the Company or any of its Subsidiaries;

(xxi)	enter into any interested party transaction, unless such transaction is on arm’s-length, fair market value terms;

(xxii)	sell all or substantially all of the assets of the Company or any of its Subsidiaries (including any securities of a Subsidiary);

(xxiii)	enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any successor thereto or any Subsidiary, or that would, after the Amended Interim Period, limit or restrict in any material respect the Company or any of its current or future Affiliates from competing in any manner;

(xxiv)	knowingly take any action or fail to take any action which action or failure to act would result in the loss, expiration or surrender of, or the loss of any material benefit under, or could reasonably be expected to cause any Governmental Body to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted, or fail to prosecute any pending applications to any Governmental Bodies for material Authorizations;

(xxv)	take any action, or refrain from taking any action, or permitting any action to be taken or not taken, which could reasonably be expected to prevent, materially delay or otherwise impede the ability for (A) Canopy Sub to convert the Exchangeable Shares into Class B Shares or the New LP I Exchangeable Units into New LP I Class A Units or (B) Canopy to convert the New LP II Exchangeable Units into New LP II Class A Units or the New LP III Exchangeable Units into New LP III Class A Units; or

(xxvi)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(c)	Obligations. Without limiting the generality of 2(a), the Company covenants and agrees that, during the Amended Interim Period, except: (i) with the prior written consent of Canopy Sub; (ii) as expressly required or permitted by this Agreement; or (iii) as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, directly or indirectly:

(i)	do or cause to be done all things necessary to preserve and maintain the existence of the Company and its Subsidiaries;

(ii)	take all actions necessary or desirable to maintain the Company’s and its Subsidiaries’ good standing and qualification to conduct business in its jurisdiction of formation and in any other jurisdiction in which it is so qualified, including by not limited to filing all applicable annual reports, paying all applicable franchise or similar Taxes, and maintaining all applicable franchises, permits and qualifications;

(iii)	prepare and file when due all Tax Returns required to be filed by the Company and its Subsidiaries (except for any Tax Return for which an extension has been granted , in which case, such Tax Return shall be filed on or prior to the extended deadline), and pay, or cause to be paid, all Taxes (including estimated Taxes) due on such Tax Return (or due with respect to Tax Returns for which an extension has been granted) or which are otherwise required to be paid;

(iv)	take all reasonable steps and actions that are within its power and control to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are required in order to maintain the Company’s and its Subsidiaries’ material Contracts in full force and effect during the Amended Interim Period and in order to permit (A) Canopy Sub to convert the Exchangeable Shares into Class B Shares and the New LP I Exchangeable Units into New LP I Class A Units; or (B) Canopy to convert the New LP II Exchangeable Units into New LP II Class A Units or the New LP III Exchangeable Units into New LP III Class A Units;

(v)	take all reasonable steps and actions that are within its power and control to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are required in order to maintain the Company’s and its Subsidiaries’ material Contracts in full force and effect following the conversion of the Exchangeable Shares into Class B Shares by Canopy Sub, the New LP I Exchangeable Units into New LP I Class A Units; the New LP II Exchangeable Units into New LP II Class A Units and the New LP III Exchangeable Units into New LP III Class A Units;

(vi)	oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the ability for (A) Canopy Sub to convert the Exchangeable Shares into Class B Shares or the New LP I Exchangeable Units into New LP I Class A Units; or (B) Canopy to convert the New LP II Exchangeable Units into New LP II Class A Units or the New LP III Exchangeable Units into New LP III Class A Units;

(vii)	defend, or cause to be defended, any proceedings to which it is a party or brought against it or its managers or officers seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the ability for (A) Canopy Sub to convert the Exchangeable Shares into Class B Shares or the New LP I Exchangeable Units into New LP I Class A Units; or (B) Canopy to convert the New LP II Exchangeable Units into New LP II Class A Units or the New LP III Exchangeable Units into New LP III Class A Units; and

(viii)	maintain, or cause to be maintained, public liability and casualty insurance, all in such form, coverages and amounts as are consistent with industry practices.

(d)	Notices. The Company covenants and agrees that during the Amended Interim Period it shall:

(i)	notify Canopy Sub and Canopy at least five Business Days prior to entering into any Contract with a value of $500,000 or more per year;

(ii)	provide Canopy Sub and Canopy, by the 15th day following each month-end, with a reporting package consisting of: (i) a full set of consolidated financial statements of the Company and its Subsidiaries on a consolidated basis prepared in accordance with U.S. GAAP for the preceding calendar month ended, including: (x) an income statement, including Gross Sales, promotions and discounts, Net Sales, COGS, gross profit, Marketing Expenditures, CAM, operating expenses, operating profit, other expenses, pre- Tax income, after-Tax income; (y) a cash flow statement; and (z) a balance sheet, as well as a comparison of such results in reasonable detail to estimates set forth in the applicable Business Plan; (ii) EBITDA of the Company and its Subsidiaries on a consolidated basis; (iii) monthly treasury report of the Company showing all balances for cash and cash equivalents as of the last day of the preceding calendar month; and (iv) a detailed summary of all expenditures of the Company and its Subsidiaries made during the preceding calendar month and a comparison of such expenditures and all prior reported expenditures in reasonable detail to estimates set forth in the applicable Business Plan;

(iii)	immediately notify Canopy Sub and Canopy of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company under this Agreement;

(iv)	promptly notify Canopy Sub and Canopy of any notice or other communication from any Person during the Amended Interim Period alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required for (A) Canopy Sub to convert the Exchangeable Shares into Class B Shares or the New LP I Exchangeable Units into New LP I Class A Units; or (B) Canopy to convert the New LP II Exchangeable Units into New LP II Class A Units or the New LP III Exchangeable Units into New LP III Class A Units;

(v)	promptly notify Canopy Sub and Canopy of any notice or other communication from any Person during the Amended Interim Period to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries;

(vi)	promptly notify Canopy Sub and Canopy of any notice or other communication from any Governmental Body during the Amended Interim Period (and the Company shall contemporaneously provide a copy of any such written notice or communication to Canopy Sub and Canopy);

(vii)	promptly notify Canopy Sub and Canopy of any notice or other communication from any Governmental Body during the Amended Interim Period regarding the revocation or threatened revocation of any material Authorization or Regulatory Approval;

(viii)	promptly notify Canopy Sub and Canopy of any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries; and

(ix)	notify Canopy Sub and Canopy in writing of any material change in insurance coverages within 30 days of binding or cancellation.

(e)	Updates. The Company will use commercially reasonable efforts to provide Canopy Sub and Canopy with all material developments related to the Company and relevant information related to material decisions required to be made or actions required to be taken with respect to the operation of its business. The Company will use commercially reasonable efforts, in the negotiation of the agreements entered into after the date of this Agreement, to permit disclosure of information regarding such agreements to Canopy Sub and Canopy on a confidential basis.

(f)	Annual Business Plan. Not later than 60 days before the commencement of every calendar year, the Company shall prepare and submit to Canopy Sub and Canopy a proposed Business Plan for the next calendar year. On an annual basis, on or before July 31st, the Company shall prepare and submit to Canopy Sub and Canopy a mid-year update to the Business Plan, including a comparison of actual results in reasonable detail to estimates set forth in the applicable Business Plan. The Company shall promptly notify Canopy Sub and Canopy of any reasonably anticipated overruns in excess of the expenditures authorized in a Business Plan (including contingency expenditures) by more than 20%.

(g)	Manager Rights. Canopy Sub shall have the right, but not the obligation, to appoint one Person to serve as a manager on the Company Board (the “Manager Appointee”). The Company shall take all actions required in order to cause the Manager Appointee to be appointed as a manager of the Company. If the Manager Appointee ceases to hold office as a manager of the Company for any reason, Canopy Sub shall be entitled, but not obligated, to appoint an individual to replace him or her and the Company shall promptly take all reasonable steps as may be necessary to appoint such individual to the Company Board to replace the Manager Appointee who has ceased to hold office. The Company covenants and agrees with Canopy Sub that, upon the Manager Appointee’s appointment to the Company Board, the Company shall provide such Manager Appointee with an indemnity on terms at least as favourable to such Manager Appointee as those provided to all other managers of the Company Board and the Company shall ensure that such Manager Appointee has the benefit of any manager or officer insurance policy in effect for the Company, such benefits to be at least as favourable as those available to all other members of the Company Board.

(h)	Access. In order to ensure compliance with the terms of this Agreement and the transactions contemplated hereby, the Company shall give Canopy Sub, Canopy and their respective Representatives (i) upon reasonable notice, reasonable access during normal business hours to its and its Subsidiaries’ (w) premises; (x) property and assets (including all books and records, whether retained internally or otherwise, including, for greater certainty, tax and financial documentation); (y) Contracts; and (z) senior personnel, so long as the access does not unduly interfere with the ordinary course of business of the Company; and (ii) such financial and operating data or other information with respect to the assets or business of the Company as Canopy Sub or Canopy may from time to time request.

(i)	Investigations. During the Amended Interim Period, in order to ensure compliance with the terms of this Agreement and the transactions contemplated hereby, the Company shall provide, and cause each of its Subsidiaries to provide, reasonable access upon reasonable notice during normal business hours, to the Company’s and its Subsidiaries’ executive management so that Canopy Sub and Canopy may conduct reasonable investigations relating to the information provided by the Company pursuant to this Agreement as well as to the internal controls and operations of the Company and its Subsidiaries.

(j)	Public Announcements. The Company shall not issue any press release or make any other public statement or disclosure concerning the Company or in connection with this Agreement or the transactions contemplated hereby, without the prior written approval of Canopy Sub, except to the extent that the Company is required to make any public disclosure with respect to the Company or the subject matter of this Agreement by applicable Law; provided that in the event the Company is required to make disclosure by applicable Law, the Company shall use its commercially reasonable efforts to give Canopy Sub prior written notice (and if such prior notice is not possible, to give notice immediately following the making of any such disclosure) and a reasonable opportunity to review or comment on the disclosure.

(k)	Government Filings. The Company shall not make any filing with any Governmental Body without the consent of Canopy Sub and Canopy in connection with this Agreement or the transactions contemplated hereby. As soon as reasonably practicable after a request from Canopy Sub or Canopy, the Company shall use commercially reasonable efforts to (i) make all notifications, filings, applications and submissions with Governmental Bodies required or advisable and reasonably requested by Canopy Sub or Canopy, (ii) obtain all required Authorization, (iii) cooperate with Canopy Sub in connection with all Authorization sought by Canopy Sub or Canopy and (iv) maintain the Authorization, in each case, so as to enable (A) Canopy Sub to convert the Exchangeable Shares into Class B Shares and the New LP I Exchangeable Units into New LP I Class A Units; and (B) Canopy to convert the New LP II Exchangeable Units into New LP II Class A Units and the New LP III Exchangeable Units into New LP III Class A Units.

(l)	Exercise of Conditional Options.

(i)	The Company shall take all necessary actions to ensure that its Subsidiaries shall not exercise the Conditional Options until the later of: (i) the date that CBG and Greenstar have exchanged their respective Canopy Shares held for exchangeable shares in the capital of Canopy; and (ii) Canopy Sub owns less than or equal to 90% of the issued and outstanding membership interests of the Company, on an as-converted basis. In the event that the Company exercises a Conditional Option on a date that is more than 30 days following the filing by Canopy of articles of amendment to create a new class of exchangeable shares in the capital of Canopy, the Company hereby covenants and agrees that it shall not, and it shall take all necessary actions to ensure that its Subsidiaries shall not, cause Canopy to issue any Canopy Shares or other securities as consideration to satisfy the exercise price or any deferred payments payable in connection with such Conditional Option.

(ii)	In the event that a Subsidiary of the Company elects, in accordance with the terms of a Conditional Option, to satisfy the applicable payments in connection with such Conditional Option in Canopy Shares, Canopy Sub shall take all requisite action to cause Canopy to issue the Canopy Shares to satisfy such payment and in exchange for doing so, the Company shall issue to Canopy Sub such number of either Exchangeable Shares or Class B Shares, to be determined based on the type of security of the Company held by Canopy Sub at the applicable time of issuance, in each case, equal to the quotient obtained by dividing the aggregate amount of such payment by the fair market value of the Class B Shares at the applicable time and as determined by the Parties, acting reasonably.

(m)	TerrAscend Conversion. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly convert the TerrAscend Exchangeable Shares into common shares of TerrAscend or exercise the TerrAscend Option to acquire common shares of TerrAscend prior to the date that CBG and Greenstar have exchanged their respective Canopy Shares held for exchangeable shares in the capital of Canopy.

(n)	Acreage Acquisition. The Company shall execute a share transfer agreement with Canopy Sub and Canopy Sub shall execute a share transfer agreement with Canopy on the date that the option to acquire the Class E subordinate voting shares of Acreage is exercised (the “Acreage Acquisition”) which shall provide that all of the shares of Acreage acquired pursuant to the Acreage Acquisition will be registered in the name of the Company at the closing of the Acreage Acquisition and concurrently, the Company shall issue to Canopy Sub such number of Exchangeable Shares with an aggregate value equal to the Fair Market Value of the Canopy Shares to be issued in connection with the Acreage Acquisition.

3.	REPRESENTATIONS AND WARRANTIES.

(a)	The Company represents and warrants to Canopy Sub as follows and acknowledges that Canopy Sub is relying on such representations and warranties in entering into this Agreement:

(i)	Formation and Organization of the Company. The Company is duly organized, validly existing and in good standing as a limited liability company under the laws of its jurisdiction of formation with the power to own or lease its property.

(ii)	Qualification. The Company has the requisite power and capacity to enter into this Agreement and to perform its obligations hereunder.

(iii)	Due Authorization. All requisite acts and proceedings have been done and taken by the Company to authorize the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder

(iv)	Validity of Agreement. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not conflict with or cause a default under any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its property or assets is bound and do not conflict with nor result in any violation of any of the provisions of the Company’s articles, by-laws or other organizational or governing documents or any resolution of the Company’s members or managers or any laws of the Company’s jurisdiction of formation or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its property or assets.

(v)	Enforceability of Agreement. This Agreement constitutes and will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of the creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity, contribution and waiver and the ability to sever unenforceable terms may be limited by applicable laws.

(b)	Canopy Sub represents and warrants to the Company as follows and acknowledges that the Company is relying on such representations and warranties in entering into this Agreement:

(i)	Incorporation and Organization of Canopy Sub. Canopy Sub is duly organized, validly existing and in good standing as a corporation under the laws of its jurisdiction of formation with the corporate power to own or lease its property.

(ii)	Qualification. Canopy Sub has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder.

(iii)	Due Authorization. All requisite corporate acts and proceedings have been done and taken by Canopy Sub to authorize the execution and delivery of this Agreement and the performance of Canopy Sub’s obligations hereunder.

(iv)	Validity of Agreement. The execution and delivery of this Agreement and the performance of Canopy Sub’s obligations hereunder do not conflict with or cause a default under any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which Canopy Sub is a party or by which Canopy Sub or any of its property or assets is bound and do not conflict with nor result in any violation of any of the provisions of Canopy Sub’s articles, by-laws or other constating documents or any resolution of Canopy Sub’s shareholders or directors or any laws of Canopy Sub’s jurisdiction of incorporation or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Canopy Sub or any of its property or assets.

(v)	Enforceability of Agreement. This Agreement constitutes a legal, valid and binding obligation of Canopy Sub enforceable in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of the creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity, contribution and waiver and the ability to sever unenforceable terms may be limited by applicable laws.

(c)	Canopy represents and warrants to the Company as follows and acknowledges that the Company is relying on such representations and warranties in entering into this Agreement:

(i)	Incorporation and Organization of Canopy. Canopy is duly organized, validly existing and in good standing as a corporation under the laws of its jurisdiction of formation with the corporate power to own or lease its property.

(ii)	Qualification. Canopy has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder.

(iii)	Due Authorization. All requisite corporate acts and proceedings have been done and taken by Canopy to authorize the execution and delivery of this Agreement and the performance of Canopy’s obligations hereunder.

(iv)	Validity of Agreement. The execution and delivery of this Agreement and the performance of Canopy’s obligations hereunder do not conflict with or cause a default under any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which Canopy is a party or by which Canopy or any of its property or assets is bound and do not conflict with nor result in any violation of any of the provisions of Canopy’s articles, by-laws or other constating documents or any resolution of Canopy’s shareholders or directors or any laws of Canopy’s jurisdiction of incorporation or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Canopy or any of its property or assets.

(v)	Enforceability of Agreement. This Agreement constitutes a legal, valid and binding obligation of Canopy enforceable in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of the creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity, contribution and waiver and the ability to sever unenforceable terms may be limited by applicable laws.

4.	MISCELLANEOUS.

(a)	Successors and Assigns. The rights under this Agreement may be assigned (and only with all related obligations) in whole or in part by Canopy Sub; provided that (i) any assignment of this Agreement to a third-party shall require Canopy Sub to transfer all of the Exchangeable Shares and the New LP I Exchangeable Units then held by Canopy Sub to such third-party; (ii) any assignment of the Exchangeable Shares to a third-party shall require Canopy Sub to transfer all of the New LP I Exchangeable Units then held by Canopy Sub and all of its rights under this Agreement to such third-party; (iii) any assignment of the New LP I Exchangeable Units to a third-party shall require Canopy Sub to transfer all of the Exchangeable Shares then held by Canopy Sub and all of its rights under this Agreement to such third-party; (iv) any assignment of this Agreement by Canopy Sub to a third-party shall require Canopy to transfer all of the New LP II Exchangeable Units and New LP III Exchangeable Units then held by Canopy to such third-party; (v) any assignment of the New LP II Exchangeable Units by Canopy to a third-party shall require Canopy to transfer all of the New LP III Exchangeable Units then held by Canopy and all of its rights under this Agreement to such third-party; and (vi) any assignment of the New LP III Exchangeable Units by Canopy to a third- party shall require Canopy to transfer all of the New LP II Exchangeable Units then held by Canopy and all of its rights under this Agreement to such third-party; provided that notwithstanding the foregoing, nothing herein shall prevent Canopy and Canopy Sub (and Canopy and Canopy Sub shall not be prohibited) from granting liens or otherwise pledging its rights hereunder in favor of the lenders under Canopy’s or Canopy Sub’s Contracts for Debt (or be interpreted to prohibit the exercise of remedies in connection with such Liens or pledges). Any assignment by the Company may be made only with the prior written consent of Canopy Sub and Canopy. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any transfer or attempted transfer of any rights under this Agreement in violation of this Section 4(a) shall be null and void, no such transfer shall be recorded on the Company’s books or records, and the purported transferee in any such transfer shall not be treated (and the purported transferor shall continue to be treated) as if the purported transfer never occurred.

(b)	Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, the relationship of the Parties and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed, enforced and governed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(c)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall become effective when one or more such counterparts has been signed by each of the Parties and delivered to the other Parties. Counterparts may be delivered via electronic mail (including portable document format (PDF) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com).

(d)	Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(e)	Notices. Except as otherwise provided in this Agreement or required by Law, any notice, demand or other communication required or permitted to be given pursuant to this Agreement shall have been sufficiently given for all purposes if, upon the earlier of actual receipt, or:

(i)	personal delivery to the Party to be notified;

(ii)	when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day;

(iii)	five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(iv)	one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.

All communications shall be sent to the respective Parties at their address as set forth on the signature page or to such address as subsequently modified by written notice given in accordance with this Section.

(f)	Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Parties. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g)	Further Assurances. In case at any time after the date hereof any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

(h)	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(i)	Publicity. The Company shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement; provided, however, that the Company may disclose such information to the Company’s legal counsel, accountants, financial planners and/or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto. Canopy may disclose such information as necessary for Canopy to comply with applicable Law and the rules and regulations of any stock exchange upon which the Canopy Shares are traded. The Company shall not issue any press release, filing, public announcement or other public disclosure relating to the subject matter of this Agreement without the prior written approval of Canopy Sub and Canopy.

(j)	Severability. Any term or provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction or other competent Governmental Body in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to replace invalid or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid or unenforceable provisions.

(k)	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing among the Parties is expressly canceled.

(l)	Injunctive Relief. The Parties hereby agree that, in the event of breach of this Agreement (including the documents attached hereto or referred to herein), damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Canopy Sub and Canopy shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach, and enforcing specifically the terms and provisions hereof. The Parties hereby waive any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

(m)	Costs and Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n)	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” or “but not limited to”. Unless the context otherwise requires, references in this Agreement to Sections, Schedules and Exhibits shall be deemed references to Sections of, and Schedules and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or any step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall not be calculated as the first day of such period of time. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. All monetary figures or references to “$” in this Agreement shall be U.S. dollars unless otherwise specified.

(o)	Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT (INCLUDING THE DOCUMENTS ATTACHED HERETO OR REFERRED TO HEREIN), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY CURRENT OR FUTURE AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(p)	Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THE DOCUMENTS ATTACHED HERETO OR REFERRED TO HEREIN), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF DELAWARE OR THE DELAWARE CHANCERY COURT IN NEW CASTLE COUNTY, DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 4(e) OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

(q)	Acknowledgement. Each of the Parties acknowledges and agrees on its own behalf and on behalf of any of its Affiliates, that the transactions contemplated by this Agreement do not violate public policy and agrees to waive on such Party’s own behalf and on behalf of any of such Party’s Affiliates illegality as a defense to contractual claims arising out of this Agreement or in any other document, instrument, or agreement entered into in connection the transactions contemplated hereby or thereby.

(r)	Control of the Business. Notwithstanding anything in this Agreement to the contrary, Canopy Sub and Canopy shall not have, nor shall be deemed to have control, or the right to direct, the Company or its operations during the Amended Interim Period.

(s)	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting Party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

CANOPY USA, LLC		Address:

By:		35715 US Hwy 40, Ste D102
Name:	David Klein	Evergreen, CO
Title:	Manager	80439

		Attention:	Legal
		Email:	contracts@canopycannabis.com

11065220 CANADA INC.		Address:

By:		1 Hershey Drive
Name:	Jeridean Young	Smiths Falls, Ontario
Title:	Authorized Signatory	K7A 0A8

		Attention:	Legal
		Email:	contracts@canopygrowth.com

CANOPY GROWTH CORPORATION		Address:

By:		1 Hershey Drive
Name:	Christelle Gedeon	Smiths Falls, Ontario
Title:	Authorized Signatory	K7A 0A8

		Attention:	Christelle Gedeon
		Email:	christelle.gedeon@canopygrowth.com

[Signature Page – Second Amended and Restated Protection Agreement]

SCHEDULE A

MEMBERS SCHEDULE

As of April 30, 2024

Member Name	Type of Shares	Number of Shares	Capital Contribution (USD)
11065220 Canada Inc.	Exchangeable Shares	172,777,526	$172,777,526
Huneeus 2017 Irrevocable Trust	Class A Shares	28,571,429	$5,000,000